UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WESTERN NEW ENGLAND BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 4, 2025

Dear Fellow Shareholder:

You are cordially invited to attend the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of Western New England Bancorp, Inc. (the “Company” or “WNEB”), the holding company for Westfield Bank (the “Bank”), which will be held on May 14, 2025, at 10:00 a.m., Eastern Daylight Time, at the Sheraton Springfield Monarch Place Hotel, One Monarch Place, Springfield, Massachusetts, 01144.

The enclosed Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business that we will transact at the Annual Meeting, which includes:

●	The election of two (2) directors;

●	An advisory, non-binding vote on our 2024 executive compensation;

●	Ratification of the appointment of Wolf and Company, P.C. (“Wolf & Company”) as our independent registered public accounting firm for the fiscal year ending December 31, 2025;

●	Consideration and approval of the amendment and restatement of the Company’s 2021 Omnibus Incentive Plan; and

●	Act upon such other business as may properly come before the meeting.

The Board of Directors of the Company (the “Board”) has fixed the close of business on March 17, 2025, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Directors and officers of the Company will be present to answer any questions that you and other shareholders may have. Our Annual Report on Form 10-K, which contains detailed information concerning the activities and operating performance of the Company, is available for review on our website at wneb.q4ir.com/financials/proxy-materials and web.viewproxy.com/WNEB/2025.

It is important that your shares be represented at the Annual Meeting and voted in accordance with your wishes. Whether or not you plan to attend the Annual Meeting, please promptly submit your proxy by telephone, internet or mail. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you cannot attend.

The Board has determined that an affirmative vote on the matters to be considered at the Annual Meeting is in the best interests of Western New England Bancorp, Inc. and its shareholders, and the Board unanimously recommends a vote in support of their recommendations on all matters. We appreciate your participation and interest in Western New England Bancorp, Inc.

Sincerely yours,

James C. Hagan	Lisa G. McMahon
Chief Executive Officer	Chairperson

IF YOU HAVE ANY QUESTIONS, PLEASE CALL US AT (413) 568-1911.

i

WESTERN NEW ENGLAND BANCORP, INC.

141 Elm Street

Westfield, Massachusetts 01085

(413) 568-1911

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE	Wednesday, May 14, 2025
TIME	10:00 A.M. Eastern Daylight Time
PLACE	Sheraton Springfield Monarch Place Hotel One Monarch Place Springfield, Massachusetts 01114
ITEMS OF BUSINESS	(1)	Election of the nominees named in the attached Proxy Statement as directors to serve on the Board for a term of office stated.
	(2)	Consideration and approval of a non-binding advisory resolution on the compensation of our Named Executive Officers.
	(3)	Ratification of the appointment of Wolf & Company as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
	(4)	Consideration and approval of the amendment and restatement of the Company’s 2021 Omnibus Incentive Plan.
	(5)	Consideration of any other business properly brought before the Annual Meeting and any adjournment or postponement thereof.
RECORD DATE	The record date for the Annual Meeting is March 17, 2025. Only shareholders of record as of the close of business on that date may vote at the Annual Meeting or any adjournment thereof.
PROXY VOTING	You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please promptly submit your proxy by telephone, internet or, if you have received printed materials, by signing and returning the Proxy Card by mail. Submitting a proxy will not prevent you from attending the Annual Meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors,
Western New England Bancorp, Inc.

James C. Hagan
Chief Executive Officer

Westfield, Massachusetts

April 4, 2025

It is important that your shares be represented and voted at the Annual Meeting. Shareholders whose shares are held in registered form have a choice of voting by Proxy Card, telephone or the internet, as described on your Proxy Card. Shareholders whose shares are held in the name of a broker, bank or other holder of record must vote in the manner directed by such holder. Check your Proxy Card or the information forwarded by your broker, bank or other holder of record to see which options are available to you.

Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting of Shareholders: This Proxy Statement for the 2025 Annual Meeting of Shareholders, the 2024 Annual Report to Shareholders, the Proxy Card and voting instructions are available free of charge on our website at wneb.q4ir.com/financials/proxy-materials and web.viewproxy.com/WNEB/2025.

WESTERN NEW ENGLAND BANCORP, INC.

 141 Elm Street

Westfield, Massachusetts 01085

(413) 568-1911

PROXY STATEMENT

FOR THE 2025 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 14, 2025

INFORMATION ABOUT THE ANNUAL MEETING

General

Western New England Bancorp, Inc., a Massachusetts-chartered stock holding company, is registered as a savings and loan holding company with the Federal Reserve Board and owns all of the capital stock of Westfield Bank (the “Bank”). As used in this Proxy Statement, “we,” “us,” “our” and “Company” refer to Western New England Bancorp, Inc. and/or its subsidiaries, depending on the context. Our common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “WNEB.” The term “Annual Meeting,” as used in this Proxy Statement, means the 2025 Annual Meeting of Shareholders and includes any adjournment or postponement of such meeting.

We have sent you this Proxy Statement and the Proxy Card because our Board of Directors (“Board”) is soliciting your proxy to vote at the Annual Meeting. This Proxy Statement summarizes the information you will need to know to cast an informed vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may vote by proxy over the telephone, internet or by mail, and your votes will be cast for you at the Annual Meeting. This process is described in the section entitled “Voting Procedures.”

We made available this Proxy Statement, the Notice of Annual Meeting of Shareholders and the Proxy Card on or about April 4, 2025, to all shareholders of record entitled to vote. If you owned our common stock as of the close of business on March 17, 2025, the record date, you are entitled to vote at the Annual Meeting.

Notice Regarding the Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending an Important Notice Regarding the Availability of Proxy Materials (the “Notice”) to our shareholders of record. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

Obtaining a Copy of the Proxy Statement and Annual Report on Form 10-K

A copy of the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2024, (without exhibits) will be provided free of charge, upon request, to any registered or beneficial owner of common stock entitled to vote at the Annual Meeting. If you want to receive a paper or e-mail copy of the Proxy Statement or Annual Report, please follow the instructions provided with your Notice and on your Proxy Card or voter instruction form.

If requesting materials by e-mail, please send a blank e-mail with the Control Number that is printed on the Notice in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 1, 2025, to facilitate timely delivery.

The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including the Company.

Who Can Vote at the Annual Meeting?

Only shareholders of record as of the close of business on March 17, 2025, will be entitled to vote at the Annual Meeting. On this record date, there were 20,811,028 shares of common stock outstanding and entitled to vote.

If on March 17, 2025, your shares were registered directly in your name with our transfer agent, Computershare, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy.

Voting Procedures

Your vote is important and you are encouraged to vote your shares promptly. Each proxy submitted will be voted as directed. For all matters to be voted on, you may vote “FOR” or “AGAINST” or abstain from voting. However, if a proxy solicited by the Board does not specify how it is to be voted, it will be voted as the Board recommends—that is:

●	Proposal 1 – “FOR” the election of each of the two (2) nominees for director named in this Proxy Statement;

●	Proposal 2 – “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers;

●	Proposal 3 – “FOR” the ratification of the appointment of Wolf and Company; and

●	Proposal 4 – “FOR” the approval of the amendment and restatement of the Company’s 2021 Omnibus Incentive Plan;

The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may: (i) vote in person at the Annual Meeting, or (ii) vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone, internet or by mail as instructed below to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

●	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

●	To vote over the telephone, dial toll-free 1-866-804-9616 and follow the recorded instructions. You will be asked to provide the Control Number from your Notice. Your vote must be received by 11:59 P.M., Eastern Daylight Time on May 13, 2025, to be counted.

●	To vote on the internet, go to www.AALvote.com/WNEB to complete an electronic Proxy Card. You will be asked to provide the Control Number from your Notice. Your vote must be received by 11:59 P.M., Eastern Daylight Time on May 13, 2025, to be counted.

●	To vote by mail, simply request a copy of the Proxy Statement as indicated above, which will include a Proxy Card and then complete, sign and date the Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us before the Annual Meeting, the designated proxy holders will vote your shares as you direct.

If you sign the Proxy Card but do not make specific choices, your proxy will vote your shares “FOR” Proposals 1, 2, 3 and 4 as set forth in the Notice of Annual Meeting of Shareholders.

If any other matter is presented at the Annual Meeting, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board determines. As of the date of this Proxy Statement, we know of no other matters that may be presented at the Annual Meeting, other than those listed in the Notice of Annual Meeting of Shareholders.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If on March 17, 2025, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You should have received a Proxy Card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the Proxy Card and voting instructions to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank, if applicable. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Employee Stock Ownership Plan

Each participant in our Employee Stock Ownership Plan Trust (the “ESOP”) has the right to direct True Integrity Fiduciary Services, as trustee of the ESOP (“TI-Trust”), as to how to vote his or her proportionate interests in all allocated shares of common stock held in the ESOP. TI-Trust will vote any unallocated shares, as well as any allocated shares as to which no voting instructions are received, in the same proportion as the shares held in the ESOP for which voting instructions have been received. TI-Trust’s duties with respect to voting the common stock held in the ESOP is governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The fiduciary provisions of ERISA may require, in certain limited circumstances that TI-Trust override the votes of participants with respect to the common stock held by TI-Trust and to determine, in TI-Trust’s best judgment, how to vote the shares. Your voting instructions must be received by 11:59 P.M., Eastern Daylight Time on May 7, 2025, to be counted.

401(k) Plan Shares

Each participant in our 401(k) Plan has the right to direct Delaware Charter & Trust Company, a Delaware Corporation conducting business under the trade name of The Principal Trust Company, as trustee of the 401(k) Plan (“Principal Trust”), as to how to vote his or her proportionate interests in all allocated shares of common stock held in the 401(k) Plan. Principal Trust will vote any unallocated shares, as well as any allocated shares as to which no voting instructions are received, in the same proportion as the shares held in the 401(k) Plan for which voting instructions have been received. Principal Trust’s duties with respect to voting the common stock in the 401(k) Plan are governed by the fiduciary provisions of ERISA. The fiduciary provisions of ERISA may require, in certain limited circumstances, that Principal Trust override the votes of participants with respect to the common stock held by Principal Trust and to determine, in Principal Trust’s best judgment, how to vote the shares. Your voting instructions must be received by 11:59 P.M., Eastern Daylight Time on May 7, 2025, to be counted.

Quorum Requirement

A quorum is necessary to hold a valid Annual Meeting. A quorum will be present if shareholders holding at least a majority of our outstanding shares of common stock entitled to vote at the Annual Meeting are present at the Annual Meeting in person or are represented by proxy. On the record date, there were 20,811,028 shares of common stock outstanding and entitled to vote. Thus, the holders of 10,613,624 shares of common stock must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting or vote by proxy over the telephone or the internet as instructed above. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

Proposals and Vote Requirements

Proposal 1: Election of Directors

Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Plurality means that the individuals who receive the largest number of “FOR” votes cast are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Abstentions and broker non-votes will not affect the outcome of the election of directors. You may not vote your shares cumulatively for the election of directors.

Proposal 2: Consideration and Approval of a Non-Binding Advisory Resolution on the Compensation of Our Named Executive Officers

The approval of the non-binding advisory resolution on the compensation of our Named Executive Officers will require “FOR” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal. Abstentions are not counted as votes cast and they will have no effect on the vote. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner. Therefore, broker non-votes will have no effect on the vote.

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

The ratification of Wolf & Company, as our independent registered public accounting firm for the fiscal year ending December 31, 2025, will require “FOR” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal.

Proposal 4: Consideration and Approval of the Amendment and Restatement of the Company’s 2021 Omnibus Incentive Plan

The approval of the amendment and restatement of the Company’s 2021 Omnibus Incentive Plan will require “FOR” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes are not counted as votes cast and they will have no effect on the vote.

Effect of Broker Non-Votes

Broker non-votes are proxies received from brokers or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters. Brokers who hold their customers’ shares in “street name” may, under the applicable rules of the exchange and other self-regulatory organizations of which the brokers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which typically include the ratification of the appointment of our independent registered public accounting firm. Proposals 1, 2 and 4 are considered “non-routine” under New York Stock Exchange Rules (“NYSE”), which govern NYSE brokerage members.

If your broker returns a proxy but does not vote on a proposal, this will constitute a broker non-vote. A broker non-vote will have no effect on the outcome of any proposal.

Confidential Voting Policy

The Company maintains a policy of keeping shareholder votes confidential. Only the Inspector of Election and certain employees of our independent tabulating agent examine the voting materials. We will not disclose your vote to management unless it is necessary to meet legal requirements.

Revoking Your Proxy

You may revoke your grant of proxy at any time before the final vote at the Annual Meeting. If you are the shareholder of record, you may revoke your proxy in any one of the following four ways:

●	filing a written revocation of the proxy with our Secretary;

●	entering a new vote over the internet or by telephone;

●	attending and voting in person at the Annual Meeting; or

●	submitting another signed Proxy Card bearing a later date.

If your shares are held by your broker, bank or another party as a nominee or agent, you should follow the instructions provided by such party in order to revoke your proxy.

Your personal attendance at the Annual Meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Solicitation of Proxies

Our Company will bear the cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice of Annual Meeting of Shareholders, the Proxy Card and any additional information furnished to shareholders. The Company has engaged Alliance Advisors as our proxy solicitor to help us solicit proxies for a fee of $17,000, plus reasonable out-of-pocket expense. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees or by a firm engaged to do the same by such individuals. No additional compensation will be paid to directors, officers or other regular employees for such services.

Submission of Shareholder Proposals and Nominations for the 2026 Annual Meeting

If you wish to submit proposals to be included in our Proxy Statement for the 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”) pursuant to Rule 14a-8 of the rules and regulations promulgated under the Exchange Act (as defined below), we must receive them no later than December 5, 2025. Nothing in this paragraph shall be deemed to require us to include in our Proxy Statement and Proxy Card for the 2026 Annual Meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to Rule 14a-8 of the rules and regulations promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, any shareholder who wishes to propose any other business to be considered by the shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules and regulations promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of our Bylaws (as defined below). These notice provisions require that the proposal of business to be considered by the shareholders for the 2026 Annual Meeting must be received no earlier than November 5, 2025, and no later than December 5, 2025.

Under our Amended and Restated Bylaws (“Bylaws”), if you wish to nominate a director or bring other business before the 2026 Annual Meeting, which is not included in the Proxy Statement for the 2026 Annual Meeting, the following criteria must be met: (i) you must be a shareholder of record; (ii) you must have given timely notice in writing to our Secretary; and (iii) your notice must contain specific information required in Article I, Section 6 of our Bylaws, which are on file with the SEC. These notice provisions require that nominations of persons for election to the Board and the proposal of business to be considered by the shareholders for the 2026 Annual Meeting must be received on or before December 5, 2025.

In addition to satisfying the foregoing advance notice requirements under our Bylaws, to comply with the universal proxy rules under the Exchange Act, as amended, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice by March 15, 2026, that sets forth the information required by Rule 14a-19 under the Exchange Act, as amended.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board, upon recommendation of its Nominating and Corporate Governance Committee, has nominated the following two (2) individuals named in the table below for election as directors. All nominees have consented to being named in this Proxy Statement and to serve if elected. If you elect all the nominees listed below, they will hold office until the Annual Meeting of Shareholders held in 2028 or until their successors have been elected and qualified.

If any nominee is unable or does not qualify to serve, you or your proxy may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election or cease to qualify to serve as directors, the Board will nominate alternates or reduce the size of the Board to eliminate the vacancies. The Board has no reason to believe that any of the nominees would prove unable to serve if elected. There are no arrangements or understandings between us and any director, or nominee for directorship, pursuant to which such person was selected as a director or nominee.

Name of Nominee	Age(1)	Term to Expire	Position Held	Director Since
Gary G. Fitzgerald	58	2028	Director	2016
Paul C. Picknelly	64	2028	Director	2016

(1)Age at May 14, 2025

Vote Required

Directors are elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The nominees for director who receive the most votes will be elected. You may not vote your shares cumulatively for the election of directors. For purposes of the election of directors, shares for which voting authority is withheld and broker non-votes will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR ALL” THE NOMINEES FOR ELECTION AS DIRECTORS SET FORTH ABOVE.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Board Composition

Our Board is currently comprised of nine (9) members, who possess the highest ethical character and demonstrate integrity and a willingness to appropriately challenge management. Our Board possesses a variety of tenure, qualifications, backgrounds, skills and experiences contributing to a Board that is well-rounded and well-positioned to effectively oversee our business and promote the interests of our shareholders. The Board believes that its current size is appropriate, based on its assessment of the need for particular talents or other qualities, the benefits associated with diverse perspectives and backgrounds, the workloads and needs of the Board’s committees and other relevant factors. The Board also believes that its current composition, governance structure, and practices support the Company’s safety and soundness and its ability to promote compliance with applicable law while taking into account its asset size, complexity, scope of operations, risk appetite, risk capacity and changes in these factors.

Age(1)	22% Fifties	78% Sixties	64.8	Avg. Age of Directors

Tenure	33% =< ten years	66% > ten years	12.1	Avg. Tenure of Directors

Independence	89% Independent	11% Non-Independent	8	Independent Directors

Name	Age(1)	Term to Expire	Position Held	Director Since(2)
Gary G. Fitzgerald	58	2025	Director	2016
Paul C. Picknelly	64	2025	Director	2016
Laura Benoit	58	2026	Director	2014
Donna J. Damon	66	2026	Director	2011
Lisa G. McMahon	66	2026	Director, Chairperson of the Board	2014
Steven G. Richter	69	2026	Director	2011
James C. Hagan	64	2027	President, Chief Executive Officer, Director	2009
William D. Masse	69	2027	Director	2016
Philip R. Smith	69	2027	Director	2009

(1)At May 14, 2025

(2)Includes terms served on the Board of the Bank, as applicable.

Board Refreshment

Our Board believes that a fully engaged Board is a strategic asset of the Company and that knowledgeable and fresh viewpoints and perspectives are important for informed decision making. The Board also believes that appropriate tenure can facilitate members developing greater institutional knowledge and deeper insight into the Company's operations across a variety of economic and competitive environments.

Even before vacancies arise, the Board periodically evaluates whether it collectively has the right mix of skills, experience, attributes and diverse viewpoints necessary for it to drive shareholder value. The results of this evaluation are used to help inform the desirable skills set for potential Board nominees and to screen director candidates. At the same time, as part of planning for Board refreshment and director succession, the Nominating and Corporate Governance Committee's practice has been to periodically consider potential director candidates. As a result of this ongoing review, in the last nine years, the Board has nominated four new directors. The average tenure for the Board is 12.1 years.

With the Board's recommended slate of two nominees, the Board believes that it has an appropriately balanced Board and will continue to consider opportunities to strengthen the Board’s composition over time. As a group, the average tenure of the two nominees for election to the Board is 9.0 years.

Director Competencies

Our Board believes that a balance of experience, skills and tenure is a strategic asset. Our Nominating and Corporate Governance Committee routinely considers director meeting attendance, past performance on the Board and Board committees, institutional knowledge of the Company, personal expertise and skillsets as well as other board commitments when evaluating directors for nomination. While the Company has not yet instituted a formal policy with regard to its directors’ service on other boards, our Board annually discloses the number of boards they serve on and our Nominating and Corporate Governance Committee ensures they have the ability to devote adequate time for preparation and attendance of the Company’s Board and Board committee meetings. During 2024, none of the Company’s directors served on the boards of other publicly traded companies.

Our Nominating and Corporate Governance Committee also factors in director competencies when placing directors into nomination for election to the Board. We believe our Board collectively offers a diverse range of qualifications, experiences and key skills that provide an appropriate and diverse mix of qualifications necessary for our Board to effectively fulfill its oversight responsibilities. The summary below is intended to convey the general breadth of our directors’ collective experience and qualifications. Our directors use these skills and experiences when they oversee the Company’s strategy, performance, culture and enterprise risk. Additional information about each continuing Board member's background, business experience and other matters is provided within the sections entitled “Director Nominees” and “Continuing Directors.”

Our Company defines “Proficient” as one who possesses sufficient knowledge and experience to carry out tasks independently and comfortably and who has developed a thorough competence through training and practice. Our Company defines an “Expert” as one who possesses extensive hands-on experience and is able to perform the skill at a high level. This person possesses a strong theoretical understanding of the key concepts and principles in this field, as well as a detailed knowledge of its practical applications.

	Directors With Expertise	Directors Who Are Proficient
Accounting/Financial Reporting – Experienced accountant, auditor, chief financial officer, or other relevant experience in accounting and financial reporting. Finance or Accounting Degree. Good understanding of financial internal controls and accounting principles.	2	5
Financial Industry Experience – Experienced in one or more of the Company’s specific financial services areas, such as retail banking, commercial lending or wealth and investment management services.	1	5
Human Capital Management, Compensation & Benefits – Experienced in management and development of a large workforce, managing compensation, directing strategies leveraging human capital, managing inclusion efforts, establishing culture, implementing succession planning and talent management, and/or managing other human capital initiatives.	2	5
Corporate Governance – Experienced in corporate governance matters, principles and administration. Ability to assess accountability and Board effectiveness with Bylaws and Committee Charters.	2	7
Information Security, Cybersecurity, Digital Innovation & FinTech – Experienced in information security, data privacy cybersecurity and/or FinTech. Experienced in use of technology to facilitate business operations and customer service.		2
C-Suite Leadership – Experienced in business and strategic management from service in a significant leadership position, such as CEO, CFO, Business Owner or other senior leadership role.	3	4
Real Estate Development – Experience acquired as a general contractor, real estate developer, real estate investor or builder.	1	2
Legal and Regulatory – Experience acquired through a law degree and as a practicing attorney in understanding legal risks and obligations; experienced in governmental or regulatory affairs, including as part of a business and/or through positions with government organizations or regulatory bodies.	1	2
Risk Management – Experienced in reviewing or managing risk in a large organization, including specific types of risk (physical security, financial risk or risks facing large financial institutions).	1	5
Strategic Planning – Experienced in defining and driving strategic direction and growth and managing the operations of a business or large organization.	2	5

Board Education

Director education is vital to the ability of directors to fulfill their roles and discharge their duties. Our directors are encouraged to participate in, and are reimbursed for, external continuing education programs offered through the American Bankers Association as well as other recognized independent providers. Continuing education is routinely provided during Board and Board committee meetings, as part of the formal meeting agenda, and through ad hoc Board meetings and strategic planning sessions, during which time topics can be covered at greater depth. Our monthly Board meeting agendas incorporate an annual, year-long compliance training schedule that covers a broad range of topics, inclusive of the Bank Secrecy Act, Anti-Money Laundering, and the Office of Foreign Assets Control; Fair Lending; Compliance Management; Information Security; Cybersecurity; Identity Theft Awareness; Workforce Harassment Prevention Training (bi-annually); Governance Hot Topics and Trends and changes in the regulatory landscape impacting the banking industry. During 2024, our Board also heard from our primary banking regulators, investment bankers, our independent asset/liability management consultant and a leading expert in the field of artificial intelligence, who discussed the potential impact of emerging generative artificial intelligence on the banking industry.

Westfield Bank provides access to insurance and non-deposit investment products through Westfield Investment Services (“WIS”). To assist the Board with their fiduciary oversight responsibilities, the Board periodically receives a comprehensive update on the services and products offered through WIS along with an overview of pertinent regulatory requirements and restrictions governing the banking industry’s provision of access to insurance and non-deposit investment products.

Director Nominees

The biographies of the nominees below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Board to determine that the person should serve as a director.

Gary G. Fitzgerald has been serving as a director of our Board since October 2016. Previously, Mr. Fitzgerald served on the boards of legacy Chicopee Savings Bank and legacy Chicopee Bancorp, Inc. since 2009, up until their merger with and into the Company. Mr. Fitzgerald is a Certified Public Accountant and is a Managing Principal of Downey, Pieciak, Fitzgerald & Co., P.C., a CPA firm located in South Hadley, Massachusetts. Mr. Fitzgerald currently serves on the board of directors of the Chicopee Savings Bank Charitable Foundation, an affiliate with Westfield Bank, a position he has held since 2021. Mr. Fitzgerald received a Bachelor of Science degree from Western New England University, a Master of Science in Taxation degree from Bentley University and has been licensed as a Certified Public Accountant since 1996. His extensive background in accounting and taxation provides him with the qualifications and skills to serve as a director and as the Company’s financial expert.

Paul C. Picknelly has been serving as a director of our Board since October 2016. Previously, Mr. Picknelly served on the boards of legacy Chicopee Savings Bank and legacy Chicopee Bancorp, Inc. since 2000 and 2006, respectively, up until their merger with and into the Company. Mr. Picknelly is a premium hotel owner and operator, as well as a commercial real estate developer. Mr. Picknelly has served as President of Monarch Enterprises, LLC (Monarch Place Office Tower, Sheraton Springfield, and the Hilton Garden Inn Hotels in Springfield and Worcester, Massachusetts) since 1993 and further manages various commercial real estate properties in the local area. Since 2020, Mr. Picknelly has been serving on the board of directors of Baystate Health. Mr. Picknelly brings to the Board his unique and extensive knowledge of the customers, communities and political climate within our marketplace from a premier hotel management and real estate developer perspective.

Continuing Directors

Laura Benoit has been serving as a director of our Board since 2014. Ms. Benoit retired in August 2022 as Treasurer and Co-Owner of Bay State Fuel Oil, Inc., a fuel distribution company located in West Springfield, Massachusetts, where she served since 1985. Bay State Fuel Oil, Inc. was the recipient of an Excellence in Risk Management Award for ten consecutive years. Ms. Benoit served on the board of directors for EMaxx Insurance from 2017 through 2022, where she served as chairperson of their Investment and Audit Committees. Ms. Benoit currently serves as President of Buddy Realty, LLC and oversees the management of several properties, a position she has held since 2005. Ms. Benoit gained substantial knowledge of cybersecurity and information technology of the Payment Card Industry Data Security Standards and compliance requirements through her businesses. During the past five years, Ms. Benoit has attended multiple cybersecurity educational conferences provided by CMD Technology. Further, during the past twenty years, Ms. Benoit has annually received training through EMaxx conferences. Ms. Benoit is a former member of the board of directors of the Western Mass Fuel Dealers Association, where she served from 1995 through 2010 in the capacity of treasurer and president. Ms. Benoit’s finance, accounting and small business management experience provides her with the qualifications and skills to serve as a director.

Donna J. Damon has been serving as a director of our Board since 2011. Ms. Damon has been the President and owner of New England Concrete Cutting, Inc., a construction company specializing in concrete cutting and drilling located in Agawam, Massachusetts, since 1992. Since 1998, Ms. Damon also has been serving as a director and an executive officer for two additional owned companies: Witch Equipment of New England, Inc. and Witch Enterprises, Inc. Ms. Damon’s experience in human resources, employee benefit administration, office management and business administration provides her with the qualifications and skills to serve as a director.

James C. Hagan has been serving as a director of our Board since 2009, as our Chief Executive Officer since December 31, 2008, and as our President since June 2005. Mr. Hagan served as Chief Operating Officer from June 2005 until he assumed the position of Chief Executive Officer in 2008. Prior to June 2005, he served as Senior Vice President and Commercial Loan Department Manager from 1998 and was a Vice President from 1994. Prior to 1994, Mr. Hagan worked as a commercial lender and manager at other New England-based banking institutions. Mr. Hagan currently serves on the following boards, none of which are publicly traded: since 2017, Sullivan Paper Company and the Western MA Baseball Hall of Fame; since 2016, the Chicopee Savings Bank Charitable Foundation (an affiliate with the Bank); and since 2005, Stanley Park of Westfield, Inc. Since 2008, Mr. Hagan has also been serving as a class agent for Suffield Academy. Mr. Hagan received a Bachelor of Science from Westfield State University and received a Master of Business Administration from American International College. Mr. Hagan’s expertise in the financial industry, inclusive of credit administration and commercial lending, financial reporting, workforce development, c-suite leadership and corporate governance, coupled with the extensive experience he acquired within other New England-based financial institutions provides him with the qualifications and skills to serve as a director.

William D. Masse has been serving as a director of our Board since October 2016. Previously, Mr. Masse served on the boards of legacy Chicopee Savings Bank and legacy Chicopee Bancorp, Inc. since 1998 and 2006, respectively, up until their merger with and into the Company. In January 2021, Mr. Masse retired as the President of Granfield, Bugbee & Masse Insurance Agency and had been serving in the insurance industry for 40 years. Mr. Masse holds a Bachelor of the Arts degree from Williams College where he majored in economics. Previous to the past five years, Mr. Masse served as chairman and/or president of the board of directors of various local non-profit organizations. His extensive insurance background and business-owner expertise, as well as his business and community contacts, provide him with the qualifications and skills to serve as a director.

Lisa G. McMahon has been serving as a director of our Board since 2014 and has served as our Chairperson since 2020. Ms. McMahon has been serving as the Vice President of Institutional Advancement at Westfield State University since 2021. Ms. McMahon recently retired as the Executive Director of the Westfield State University Foundation, a position she held from 2021 through 2024. She also currently serves as the Director and President of the Westfield Academy Foundation, a position she has held since 2018. Ms. McMahon began her career at Westfield State University in 2013 after leaving Merrill Lynch where she obtained her general securities license and license to become a registered investment advisor representative. Prior to her employment with Merrill Lynch, Ms. McMahon served as the Executive Director of the Westfield Business Improvement District from 2007 through 2012. Previously, Ms. McMahon served on numerous boards and committees in a leadership capacity during her professional career, inclusive of her service as the board chair of the Genesis Spiritual and Conference Center, a division of the Sisters of Providence Health Systems. Ms. McMahon received a Bachelor of Science degree from Our Lady of the Elms College and an honorary doctorate degree in Public Service from Westfield State University. Ms. McMahon’s extensive business leadership experience and work with micro businesses, nonprofit management and community relations provides her with the qualifications and skills to serve as a director.

Steven G. Richter has been serving as a director of our Board since 2011. Dr. Richter is the founder, former owner, operator and President of Micro Test Laboratories, Inc., a contract testing and manufacturing organization for the medical device, pharmaceutical and biotechnology industries. During his 30 years at the helm of Micro Test, Dr. Richter was involved with financial responsibilities and strategic initiatives. Micro Test was acquired and then merged with Cambrex, Inc. in 2014. Dr. Richer developed a knowledge of computer technology through various sources, including formal training and classroom activities. His human resources experience, developed over 30 years at Micro Test, is an asset to the Company’s Compensation Committee. Dr. Richter’s regulatory compliance experience began at the Food and Drug Administration (“FDA”) with Federal and State regulatory authorities. His experience with filing FDA-related documents and compliance to FDA laws gives the Board additional compliance perspectives. Dr. Richter is a founding managing partner of RichCo Laboratories, LLC, a life science consulting and testing operation established in 2017. His experience with risk management programs is an asset to the Company’s Finance and Risk Management Committee. His ability to review a business plan and financial statements is essential for participation on the Company’s Executive Committee – a Bank committee responsible for reviewing and approving customer loans exceeding Management’s authority. Dr. Richter continues to give back to his alma maters, both Holyoke Community College and the University of Massachusetts. At Holyoke Community College, Dr. Richter is involved with the life science community and was instrumental in obtaining a $4 million grant for their lab build out. At the University of Massachusetts, Dr. Richter served on the board of the IALS institute from its inception. Currently, RichCo Laboratories, LLC supports student undergraduate research work that helps identify PFOS/PFAS toxicology issues in zebrafish models. Dr. Richter is a graduate of the University of Massachusetts with a Bachelor’s of Science in Microbiology and went on to receive his Master of Sciences degree in Biological Sciences from the University of Massachusetts-Lowell and his Ph.D. in Sterilization Sciences from Columbia Pacific University. Dr. Richter’s extensive experience in regulatory compliance, risk management, small business administration and management provides him with the qualifications and skills to serve as a director.

Philip R. Smith has been serving as a director of our Board since 2009. Prior to Mr. Smith’s directorship, he served as Secretary to the Company for several years. Mr. Smith has been a partner at Bacon & Wilson, P.C. since 2001, one of the largest and prestigious regional law firms in western Massachusetts, specializing in Real Estate, Business Law and Estate Planning.  Previous to the past five years, Mr. Smith served as a board member of the Westfield Chamber of Commerce in Westfield, Massachusetts, the Westfield State College Foundation and the Westfield Community Development Corporation. He is a graduate of the University of New Hampshire and received his Juris Doctor from the New England School of Law and his LLM in Taxation from Boston University. Mr. Smith’s extensive experience in commercial and residential lending and business law, as a practicing attorney, coupled with his extensive experience in corporate governance provides him with the qualifications and skills to serve as a director.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The executive officers of the Company, as of April 4, 2025, are as follows. Ages reflected are as of the Annual Meeting date of May 14, 2025.

Allen J. Miles, III, age 62, was appointed to Executive Vice President in December 2008 and serves as the Bank’s Chief Lending Officer. Previously, Mr. Miles served as Senior Vice President and Senior Lender of the Company and the Bank since August 2005. From 1998 to 2005, Mr. Miles served as Vice President and Commercial Loan Officer. Mr. Miles’ extensive commercial lending and loan workout experience spans nearly 40 years in the banking industry.

Kevin C. O’Connor, age 65, was appointed to Executive Vice President and Chief Operating Officer in February 2017. Previously, Mr. O’Connor held the position of Senior Vice President of Retail Banking since February 2015 and served as Vice President since 2010. Mr. O’Connor holds over 30 years’ experience in retail and branch banking and had previously worked at both national and regional banking institutions as a vice president and regional manager of retail banking and sales, including small business sales.

Guida R. Sajdak, age 52, was appointed to Chief Financial Officer and Treasurer in April 2017 and to Executive Vice President in October 2016. Mrs. Sajdak previously served as the Chief Risk Officer from October 2016 to April 2017. Previous to October 2016, Mrs. Sajdak served as a Senior Vice President and the Chief Financial Officer and Treasurer of legacy Chicopee Bancorp, Inc. and legacy Chicopee Savings Bank, where she held those positions since 2010. Mrs. Sajdak served Chicopee Savings Bank in various capacities since 1989, including that of Internal Auditor and Commercial Lender. Mrs. Sajdak has been serving on the board of the Chicopee Savings Bank Charitable Foundation (an affiliate with the Bank) since 2016 and as its Chairperson and President since 2022. Previous to her appointment as a director in 2016, Mrs. Sajdak served as the Foundation’s Treasurer since 2010.

John E. Bonini, age 57, was appointed to Senior Vice President and General Counsel upon the retirement of his predecessor in January 2021 and previously served as Senior Vice President and Associate General Counsel upon joining the Company in August 2020.  Prior to joining the Company, Mr. Bonini was employed at Barings LLC, an international investment management firm owned by MassMutual, where he was a managing director and senior counsel for Barings Real Estate since 2005.  Mr. Bonini has extensive experience in real estate transactions, corporate and investment law and corporate governance.  He is a graduate of Wesleyan University and received his Juris Doctor from Suffolk University Law School.

Filipe B. Goncalves, age 61, was appointed to Senior Vice President and Chief Credit Officer in April 2023. Prior to his appointment as Chief Credit Officer, Mr. Goncalves served as the Associate Chief Credit Officer and as a Commercial Lending Team Leader. Prior to Mr. Goncalves joining the Company in 2019, he held the position of Chief Lending Officer at a mutual savings bank serving central and western Massachusetts. Mr. Goncalves received a Master of Business Administration Degree with a focus in finance and economics from Western New England University.

Darlene Libiszewski, age 59, was appointed to Senior Vice President and Chief Information Officer in October 2016. Ms. Libiszewski previously served as the Senior Vice President of Information Technology for legacy Chicopee Savings Bank and legacy Chicopee Bancorp, Inc. where she held the position since December 2007. Ms. Libiszewski has over 35 years of experience in various information technology and cybersecurity roles, including management, spanning many disciplines, including network and infrastructure design, maintenance and management; risk management; vendor management; strategic planning; business resiliency; disaster recovery planning and testing; project management and delivery; and protection of digital assets. Ms. Libiszewski holds a Bachelor and Master degree in Business and Technology Management and maintains cybersecurity certifications and participation in various industry, cyber and technology committees and forums to maintain continuous awareness of evolving risks, threats and mitigation strategies associated with emerging technology.

Daniel Marini, age 54, was appointed to an Executive Officer position in January 2023 and serves as Senior Vice President of Retail Banking and Marketing, a position he has held since January 2022. Previously, Mr. Marini served in various capacities since 2011 within the Bank’s Retail Banking and Marketing divisions. Mr. Marini has extensive experience in retail banking sales and service, retirement services, cash management services, marketing and sales administration. Mr. Marini received his Bachelor’s Degree in Economics from the University of Massachusetts.

Christine Phillips, age 52, was appointed to Senior Vice President in November 2020 upon joining the Company and serves as the Bank’s Chief Human Resources Officer.  Previously, Ms. Phillips served as the First Vice President of Human Resources for PeoplesBank, headquartered in Massachusetts, since 2014. There she was responsible for overseeing the operations of the Human Resources Department and employee engagement. Ms. Phillips brings with her extensive leadership and human resources management including strategic planning, compensation, benefits, talent management and employee training programs.  Ms. Phillips received a Master’s Degree in Business Administration at the Isenberg School of Management at the University of Massachusetts.

Leo R. Sagan, Jr., age 62, was appointed to Senior Vice President and Chief Risk Officer in 2017. Previously, Mr. Sagan served as the Chief Financial Officer since December 2008, as Vice President and Controller from 2003 to 2008, as Controller from 2002 to 2003 and as Assistant Treasurer from 1999 to 2002. Mr. Sagan is a Certified Risk Professional, obtaining this certification from the Bank Administration Institute (BAI). He also obtained his certification as an Nstitute Certified Vendor Management Professional (NCVMP) and served as an integral member of Nstitute’s Client Advisory Committee for the development of their NCVMP certification program. Mr. Sagan is currently a member of the Risk Management Association (RMA), the Financial Managers Society and the Massachusetts Bank Internal Auditors Association.

CORPORATE GOVERNANCE AND RISK OVERSIGHT

The Company is dedicated to being a financial industry leader in corporate governance and risk oversight practices and business ethics. Our Board is comprised of directors with diverse professional and business experience. All of our directors, other than Mr. Hagan, are independent. They all share a commitment to fostering an effective risk environment coupled with a strong internal audit structure. Their unwavering commitment protects our clients, shareholders and reputation. Our Code of Ethics for our Senior Financial Officers, our Code of Conduct and our Insider Trading Policy reflect the Company’s expectation for the conduct of our directors, officers and employees. Through recurring training and disclosures, as well as periodic communication related to specific topics, the Company maintains the highest level of ethical conduct. The Nominating and Corporate Governance Committee receives annual education related to corporate social responsibility, as well as to trends and best practices in corporate governance.

Board of Directors

The Board oversees our business and monitors the performance of our management team. In accordance with our corporate governance procedures, the Board does not involve itself in our day-to-day operations. Our executive officers and management oversee our day-to-day operations. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board, which are generally held on a monthly basis, as well as by serving on the committees of the Board. Our directors also discuss business and other matters with the Chairperson and the President, other key executives and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).

The Company’s Board held four quarterly meetings and one ad hoc meeting during the fiscal year ended December 31, 2024, and the Bank’s Board held 11 regular meetings and three ad hoc meetings to discuss strategic initiatives. Each incumbent director attended at least 75% of the total of: (i) the meetings of the Board held during the period for which he or she has been a director, and (ii) the meetings of the committee(s) on which that particular director served during such period. The Board and their subcommittees, collectively, scheduled a total of 45 meetings during the year ended December 31, 2024, for which, collectively, member attendance totaled 98%.

It is our policy that all directors and nominees attend the Annual Meeting. At the 2024 Annual Meeting, 9 of the 10 members then serving on the Board were in attendance.

Board of Directors Independence

Rule 5605 of the NASDAQ Marketplace Rules (the “NASDAQ Listing Rules”) requires that independent directors compose a majority of a listed company’s board of directors. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s Audit, Compensation and Nominating and Corporate Governance Committees be independent and that Audit Committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Rule 5605(a)(2) of the NASDAQ Listing Rules, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an Audit Committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, the Board or any other Board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. In addition to satisfying general independence requirements under the NASDAQ Listing Rules, members of a Compensation Committee must also satisfy independence requirements set forth in Rule 10C-1 under the Exchange Act and NASDAQ Listing Rule 5605(d)(2). Pursuant to Rule 10C-1 under the Exchange Act and NASDAQ Listing Rule 5605(d)(2), in affirmatively determining the independence of a member of a Compensation Committee of a listed company, the Board of Directors must consider all factors specifically relevant to determining whether that member has a relationship with the Company which is material to that member's ability to be independent from management in connection with the duties of a Compensation Committee member, including: (i) the source of compensation of such member, including any consulting, advisory or other compensatory fee paid by the Company to such member; and (ii) whether such member is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

The Board consults with our legal counsel to ensure that their determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ Listing Rules, as in effect from time to time.

Consistent with these considerations, the Board has affirmatively determined that all of its directors, including the director nominees, satisfy general independence requirements under the NASDAQ Listing Rules, other than Mr. Hagan. In making this determination, the Board found that none of the directors, other than Mr. Hagan, had a material or other disqualifying relationship with us that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each director, other than Mr. Hagan, is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. The Board determined that Mr. Hagan, President and Chief Executive Officer, is not an independent director by virtue of his current employment with the Company. The Board also determined that each member of the Audit, Nominating and Corporate Governance and Compensation Committees satisfies the independence standards for such committees established by the SEC and the NASDAQ Listing Rules, as applicable.

Code of Conduct, Code of Ethics and Corporate Governance Guidelines

We have adopted a Code of Conduct, which applies to all of our directors and executive officers. We have also adopted a Code of Ethics for Senior Financial Officers, which applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions for us, and which requires compliance with the Code of Conduct. The Code of Ethics for Senior Financial Officers meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K. Our Code of Conduct and Code of Ethics for Senior Financial Officers are reviewed annually to ensure their compliance with current regulatory requirements and best practices.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, by posting such information on our website. We did not amend or grant any waivers of a provision of our Code of Ethics during 2024. We intend to satisfy the disclosure requirement regarding any waiver from a provision of our Code of Conduct that applies to our directors and executive officers by promptly filing such waiver on Form 8-K, as required by all applicable securities and other laws, rules or regulations or the requirements applicable to NASDAQ. We have not granted any waivers of a provision of our Code of Conduct during 2024.

The Board adopted Corporate Governance Guidelines to assure that it will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our shareholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board independence, composition and selection; Board meetings and involvement of senior executives; senior executive performance evaluation and succession planning; and Board committees and compensation.

Our Code of Conduct for Directors and Executive Officers, Code of Ethics for Senior Financial Officers and our Corporate Governance Guidelines are reviewed annually by General Counsel and updated when necessary to ensure their compliance with current regulation and listing standards as well as their conformity with current best practices. These policies are available to shareholders on our investor relations website at wneb.q4ir.com. The inclusion of our website address here and elsewhere in this Proxy Statement does not include or incorporate by reference the information on our website into this Proxy Statement.

Insider Trading and Hedging Policies

Insider Trading Policy

Our Company has adopted a comprehensive Insider Trading Policy governing the purchase, sale and/or dispositions of our securities by our directors, officers and current or recently terminated employees as well as consultants and contractors to the Company and its subsidiaries, who receive or have access to Material Non-Public Information regarding the Company and has implemented processes with respect to the Company that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the NASDAQ exchange listing standards. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.

Hedging Policy

Our Company has not adopted any practice or policy regarding the ability of our directors, officers and employees, or any of their designees, to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities. Our Company’s Insider Trading Policy does not allow our Section 16 reporting persons to enter into any corresponding or hedging transaction or position with respect to the Company’s securities. Further, while employees who are not designated Section 16 reporting persons are not prohibited by law from engaging in short sales of the Company’s securities, our Insider Trading Policy expresses our Company’s belief that it is inappropriate for employees to engage in such transactions and, therefore, strongly discourages all employees from such activity.

Committees of the Board of Directors

The following table provides our Board’s committee memberships, as of the date of this Proxy Statement, and our meeting information for the year ended December 31, 2024. During 2024, there were no changes made to our committee structures, except as otherwise footnoted.

Name	Executive	Audit	Nominating and Corporate Governance	Compensation	Finance & Risk Management
Laura Benoit		✓	✓
Donna J. Damon(1)			✓	Chair
Gary G. Fitzgerald		Chair		✓
James C. Hagan	✓				✓
William D. Masse		✓			Chair
Lisa G. McMahon	Chair		Chair	✓
Paul C. Picknelly		✓	✓
Steven G. Richter	✓			✓	✓
Philip R. Smith	✓				✓
Total Meetings in 2024:	12(2)	6	2	3	3

(1) )Ms. Damon was appointed as Compensation Committee Chair in May 2024, following the retirement of Gregg F. Orlen from the Board.

(2)See “Executive Committee” below.

Executive Committee

The Executive Committee may exercise the powers of the Board between Board meetings and is responsible for reviewing and approving all the Bank’s extensions of credit beyond management’s authority. The Executive Committee takes action to review and approve extensions of credit either through meetings, as noted above, or virtually through the Company’s online board portal. In addition to meeting twelve (12) times during 2024, the Executive Committee took action reviewing and approving extensions of credit between scheduled meetings using the Company’s secure online board portal. During 2024, the Executive Committee was chaired by Ms. McMahon with Messrs. Hagan, Richter and Smith serving as members.

Audit Committee

The Audit Committee is chaired by Mr. Fitzgerald with Ms. Benoit and Messrs. Masse and Picknelly serving as members. The Audit Committee assists the Board by overseeing the audit coverage and monitoring the accounting, financial reporting, data processing, regulatory and internal control environments. Pursuant to its Charter, the primary duties and responsibilities of the Audit Committee are to:

●	oversee and monitor the Company’s financial reporting processes and internal controls system;

●	appoint, compensate, retain and oversee the performance of any independent auditor engaged for the purpose of preparing or issuing an audit report or for performing other audit, review or attest services;

●	meet with independent auditors to discuss and determine audit scopes;

●	ensure the independence and objectivity of the Company’s independent auditors;

●	report any substantive audit findings to the Board;

●	evaluate the performance of the Company’s internal auditing staff;

●	review and approve all transactions with affiliated parties; and

●	provide an open avenue of communication among the independent auditors, financial and senior management, the internal audit department and the Board.

The Board reviews the NASDAQ Listing Rules’ definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Exchange Act). The Board has also determined that Mr. Fitzgerald qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. The Board has adopted a written charter for the Audit Committee that is available to shareholders on our investor relations website at wneb.q4ir.com.

Pre-approval of Services

The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms) to be performed for us by our independent registered public accounting firm, subject to the de minimis exception for non-audit services described below, which are approved by the Audit Committee prior to completion of the audit. The pre-approval requirement set forth above shall not be applicable with respect to non-audit services if:

●	the aggregate amount of all such services provided constitutes no more than 5% of the total amount of revenues paid by us to our auditor during the fiscal year in which the services are provided;

●	such services were not recognized by us at the time of the engagement to be non-audit services; and

●	such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Audit Committee.

Delegation

The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant required pre-approvals. The decisions of any member to whom authority is delegated under this paragraph to pre-approve activities under this subsection shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee pre-approved 100% of the services performed by the independent registered public accounting firm, Wolf & Company, for the fiscal year ending December 31, 2024, pursuant to the policies outlined above.

Audit Committee Report(1)

The Audit Committee has reviewed and discussed critical audit matters arising from our audited financial statements for the fiscal year ended December 31, 2024, with management and our independent registered public accounting firm, Wolf & Company. The Audit Committee has discussed with Wolf & Company the matters required to be discussed by Public Company Accounting Oversight Board, or PCAOB, Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee has also received the written disclosures and the letter from Wolf & Company required by applicable requirements of the PCAOB regarding Wolf & Company’s communications with the Audit Committee concerning independence, and has discussed with Wolf & Company the firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the SEC.

Western New England Bancorp, Inc. Audit Committee
Gary G. Fitzgerald, Chair
Laura Benoit
William D. Masse
Paul C. Picknelly

(1)The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing we make under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (“Governance Committee”) is chaired by Ms. McMahon with Mses. Benoit and Damon and Mr. Picknelly serving as members. Each member of the Governance Committee is a non-employee director within the meaning of Rule 16b-3 under the Exchange Act, and each is an independent director under the corporate governance standards of the NASDAQ Listing Rules. The Board has adopted a written charter for the Governance Committee that is available to shareholders on our investor relations website at wneb.q4ir.com. Pursuant to its charter, the Governance Committee is responsible for:

●	identifying, screening and recommending director candidates consistent with the Company’s Bylaws and Corporate Governance Guidelines;

●	screening director nominations by shareholders;

●	recommending the structure, composition and function of Board committees;

●	developing and recommending corporate governance principles, inclusive of the Company’s Bylaws and Corporate Governance Guidelines, in response to corporate governance guidelines and disclosure requirements adopted, from time to time, by the SEC and NASDAQ;

●	reviewing each director’s status as an independent director;

●	conducting an annual self-performance evaluation of the Board;

●	reviewing and making recommendations to the Board regarding the Company’s response to shareholder proposals for inclusion in the Company’s annual proxy statement; and

●	reviewing and assessing the Company’s succession plans for the Chief Executive Officer and other key officers of the Company.

It is the policy of the Governance Committee to select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders. When considering candidates for the Board, the Governance Committee takes into consideration the relevance of the candidate’s experience to the business of the Company, the candidate’s ability to enhance the talent and diversity of the Board, the candidate’s independence from conflict or direct economic relationship with the Company and the ability of the candidate to attend Board meetings regularly and devote the appropriate amount of effort in preparation for such meetings. Candidates shall possess a reputation and hold positions or affiliations benefitting a director of a publicly held company and shall be actively engaged in occupations or professions or are otherwise regularly involved in the business, professional or academic community.

Shareholder nominees, if any, would be considered by the Governance Committee in the same manner as nominees that are identified by the Governance Committee. If the Governance Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election. The Governance Committee also has the authority to retain any search firm to assist in the identification of director candidates. However, the Governance Committee has not retained any such search firm, and we do not pay a fee to any third party to identify or evaluate director candidates or nominees.

In accordance with our Bylaws, nominations of individuals for election to the Board at an Annual Meeting of Shareholders may be made by any shareholder of record entitled to vote for the election of directors at such meeting who provides timely notice in writing to our Secretary at our principal executive office. To be timely, a shareholder’s notice must be delivered to or received by our Secretary not less than 120 calendar days in advance of the anniversary date of our Proxy Statement released to shareholders in connection with the previous year’s Annual Meeting of Shareholders. Submissions must include the full name of the proposed nominee and include a detailed background of the suggested candidate, and a representation that the nominating shareholder is a beneficial or record holder of our common stock. If a nomination is not properly brought before the Annual Meeting in accordance with our Bylaws, the Chairperson of the Annual Meeting may determine that the nomination was not properly brought before the Annual Meeting and shall not be considered. For additional information about our director nomination requirements, please see our Bylaws.

All director nominees were nominated by the Governance Committee. As of the date of this Proxy Statement, the Governance Committee had not received any shareholder recommendations for nominees in accordance with our Bylaws in connection with the Annual Meeting.

Compensation Committee

Mr. Orlen chaired the Compensation Committee during 2024 up through his retirement from the Board in conjunction with the Company’s Annual Meeting in May 2024. Following Mr. Orlen’s retirement, the Compensation Committee was chaired by Ms. Damon with Ms. McMahon and Messrs. Fitzgerald and Richter serving as members. Each member of the Compensation Committee is a non-employee director within the meaning of Rule 16b-3 under the Exchange Act, each is an outside director as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and each is an independent director under the corporate governance standards of the NASDAQ Listing Rules and the independence requirements of Rule 10C-1 under the Exchange Act. The primary purpose of the Compensation Committee is to assist the Board in fulfilling its obligations regarding the compensation of the non-employee directors and the compensation and benefits of the Chief Executive Officer and other executive officers. The Compensation Committee is further responsible for overseeing and approving the administration of all incentive and equity-based compensation plans and profit share plans, as well as the recoupment of executive incentive compensation in accordance with SEC Section 10D and NASDAQ Listing Rules. The Board has adopted a written charter for the Compensation Committee that is available to shareholders on our investor relations website at wneb.q4ir.com. Pursuant to its charter, the primary responsibilities of the Compensation Committee are to:

●	annually review and approve the corporate goals and objectives applicable to the compensation of the Chief Executive Officer and evaluate the Chief Executive Officer’s performance in light of those goals and objectives and, based on this review and evaluation, determine and recommend to the Board the approval of the compensation and other terms of employment of the Chief Executive Officer. In evaluating and determining Chief Executive Officer compensation, the Committee considers the financial performance of the Company and the results of the most recent shareholder advisory Say-on-Pay vote;

●	annually recommend to the Board the compensation of the Company’s Named Executive Officers and other officers who are Senior Vice Presidents and above. In evaluating and determining executive compensation, the Compensation Committee considers the financial performance of the Company and the results of the most recent shareholder advisory Say-on-Pay vote;

●	annually review and recommend to the Board the approval of each of the Company’s incentive and equity-based compensation and profit share plans and, where appropriate or required, recommend for approval by the shareholders of the Company, which includes the ability to adopt, amend and terminate such plans. The Compensation Committee also has the authority to administer the Company’s incentive compensation plans and equity-based plans, including the approval of the employees to whom the awards are to be granted, the amount of the award or equity to be granted and the terms and conditions applicable to each award or grant, subject to the provisions of each plan. In reviewing and making recommendations regarding incentive compensation plans and equity-based plans, the Compensation Committee shall consider the results of the Company’s financial performance and the most recent shareholder advisory Say-on-Pay vote;

●	annually review and approve the Company’s Compensation Discussion and Analysis and the Compensation Committee report on executive officer compensation for inclusion in the Company’s annual proxy statement;

●	recommend to the Board any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the Chief Executive Officer and any other executive officers, which includes the ability to adopt, amend and terminate such agreements, arrangements or plans;

●	review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking and evaluate compensation policies and practices that could mitigate any such risk;

●	review and approve the adoption of, or revision to, any clawback policy that complies with the requirements of the SEC and NASDAQ Listing Rules and that allows the Company to recoup incentive compensation received by executives, and to further review and approve all written recommendations regarding clawbacks of incentive compensation and determining the extent, if any, to which incentive-based compensation of the relevant executive/s should be reduced or extinguished;

●	review and recommend to the Board the approval of the frequency with which the Company will conduct shareholder advisory Say-on-Pay votes, taking into consideration the results of the most recent shareholder advisory vote on the frequency of Say-on-Pay votes, as required by Section 14A of the Exchange Act, and to review and approve the proposals regarding the Say-on-Pay vote and the frequency of the Say-on-Pay vote to be included in the Company’s proxy statement;

●	review director compensation for service on the Board and the Board committees at least every three years through the review of a comprehensive director compensation market survey provided by the Compensation Committee’s independent consultant, and to recommend any changes to the Board; and

●	conduct an annual evaluation of the performance of its duties under its Charter and present the results of the evaluation to the Board.

Compensation Decision-Making and Policy-Making Practices

Our Bylaws require that our business and affairs be under the direction of the Board, which includes executive compensation. Executive compensation is set by the Board after recommendation of the Compensation Committee. As a company listed on NASDAQ, we must observe governance standards and listing requirements that require executive compensation decisions to be made by a majority of independent directors of our Board, by a committee of independent directors or, in exceptional and limited circumstances, a compensation committee comprised of at least three members where only one member is not independent.

The Compensation Committee has been delegated authority from our Board to oversee executive compensation by approving salary increases for Senior Vice Presidents and above by reviewing general personnel matters and performance for such Senior Vice Presidents and above. The Compensation Committee has established a comprehensive compensation program and considers the average annual salary increases for all employees under the compensation program. The compensation program consists of three components: (i) base salary; (ii) short-term annual incentive awards (cash component); and (iii) long-term incentives (equity component, employment and change-in-control agreements, deferred compensation, retirement and fringe benefits).

The Compensation Committee considers the expectations of the Chief Executive Officer with respect to his own compensation and his recommendations with respect to the compensation of other executive officers, as well as empirical data and the recommendations of advisors both internal and external. Compensation decisions made by the Compensation Committee are reported by the Compensation Committee’s Chairperson to the Board, which approves, disapproves or amends the Compensation Committee’s action. The Compensation Committee does not delegate its duties to others. The Compensation Committee also confirms and approves the Compensation Discussion and Analysis included in this Proxy Statement in accordance with the rules and regulations of the SEC.

In addition, pursuant to its charter, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has ever been an officer or employee of ours. None of our executive officers served as a member of another entity’s board of directors or as a member of another entity’s compensation committee (or other board committee performing equivalent functions) during 2024, which entity had an executive officer serving on our Board or as a member of our Compensation Committee. There are no interlocking relationships between us and other entities that might affect the determination of the compensation of our executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following “Compensation Discussion and Analysis” with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the year ended December 31, 2024, and this Proxy Statement.

Western New England Bancorp, Inc. Compensation Committee
Donna J. Damon, Chair
Gary G. Fitzgerald
Lisa G. McMahon
Steven G. Richter

Finance and Risk Management Committee

The Finance and Risk Management Committee is a standing committee of the Board formed in January 2014. During 2024, Mr. Masse served as its chair with Messrs. Hagan, Richter and Smith serving as its members. The Board has adopted a written charter for the Finance and Risk Management Committee that is available to shareholders on our investor relations website at wneb.q4ir.com. The primary purpose of the Finance and Risk Management Committee is to assist the Board and the Executive Committee of the Board in fulfilling their responsibility with respect to the oversight of the Company’s: (i) enterprise risk management and financial framework and the governance structure that supports it; and (ii) policies and practices relating to financial matters, including but not limited to, capital, liquidity and financing, as well as to merger, acquisition and divestiture activity. The Finance and Risk Management Committee reports to the Board regarding the Company’s risk profile, as well as its enterprise risk management framework, including the significant policies and practices employed to manage such risks, as well as the overall adequacy of the enterprise risk management function. The Finance and Risk Management Committee also will, as directed by the Executive Committee or the Board, review financial strategic planning, corporate financial statements, projects or initiatives. Pursuant to its Charter, the responsibilities of the Finance and Risk Management Committee include the following components:

Oversight of Risk Management

●	review and approve the level and nature of risk that the Company is willing to assume for its material activities and communicate in the form of a measurable Risk Appetite Statement;

●	monitor the Company’s performance to ensure alignment with the tolerance levels articulated in the Risk Appetite Statement through the use of risk assessments, risk indicators, and stress testing results;

●	review information received from the Chief Risk Officer and management and approve recommendations for actions or other steps to be taken, as deemed appropriate, on items relating to the categories of risk, including credit risk, operational risk, liquidity risk, interest rate risk, price risk, compliance risk, reputation risk, technology risk, cybersecurity risk, strategic risk, significant concentrations within those risk categories, and the metrics used to monitor the level of risk;

●	annually review with management the Company’s Business Continuity Plan (the “BCP”), the BCP Policy, BCP testing results and the Company’s Pandemic Plan and Cyber Incident Response Plan and programs, including escalation protocols with respect to the prompt reporting of material cyber incidents to the Committee and the Board, and review with management and report to the Board any cyber incident disclosure reports to or from regulators with respect thereto, and the root cause and remediation and/or enhancement efforts with respect thereto; and

●	review the independence and authority of the Enterprise Risk Management function and the adequacy and frequency of risk reporting to the Board.

Oversight of Financial, Capital Management and Merger & Acquisition (“M&A”) Matters

●	review information received from the Chief Financial Officer and management, and approve recommendations for actions or other steps to be taken, as deemed appropriate, on items relating to liquidity, repurchase plans and cash dividends;

●	review the Company’s balance sheet, capital, funding, interest rate and liquidity management framework, including significant policies, processes, and systems that management uses to manage financial performance;

●	review reports from management concerning: (i) the Company’s balance sheet structure; (ii) liquidity, deposit raising, and loan and funding activities; and (iii) regulatory capital levels and capital structure;

●	review, as directed by the Executive Committee or the Board, major expenditures;

●	review and make recommendations to the Board with respect to regular and special dividends on the Company’s common stock;

●	review and make recommendations to the Board with respect to open market repurchases of the Company’s common stock; and

●	review strategies with respect to merger, acquisition and divestiture activity and review and make recommendations to the Board with respect to mergers, acquisitions and divestitures that require Board approval under the Bylaws of the Company.

Other Responsibilities

●	participate in educational sessions to enhance the Committee’s familiarity with risk and finance-related issues;

●	review significant pronouncements and changes to key regulatory requirements relating to the risk management area to the extent they apply to the Company;

●	review summaries of regulatory examination reports pertaining to matters that are within the purview of the Committee and management’s responses thereto; and

●	conduct an annual evaluation of the performance of its duties under its Charter and present the results of the evaluation to the Board.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure

The Board does not have a formal policy on separating the roles of Chairperson of the Board and Chief Executive Officer and, if separate, whether the Chairperson of the Board should be a non-employee director or an employee. The Board believes that no single, one-size fits all, board leadership model is universally or permanently appropriate. The Board prefers to retain the flexibility to structure its leadership from time to time in any manner that is in the best interest of the Company and its shareholders.

The positions of our Chairperson of the Board and Chief Executive Officer are currently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairperson of the Board to lead our Board in its fundamental role of providing advice to, and independent oversight of, management. The Board recognizes the time, effort and energy that our Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our Chairperson, particularly as the Board’s oversight responsibilities continue to grow. The Board also believes that this structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board. The Board recognizes that, depending on the circumstances, other leadership models, such as combining the role of Chairperson of the Board with the role of Chief Executive Officer, might be appropriate. Accordingly, the Board may periodically review its leadership structure.

Board’s Role in Risk Oversight

RISK OVERSIGHT AT A GLANCE
Audit Committee

-      Internal controls and audits of the Company’s financial reporting and financial statements.

-      Regulatory and legal compliance auditing processes.

-      Information technology and cybersecurity auditing and testing processes.

-      Whistleblower program and activity.

Finance & Risk Management Committee

-      Guidelines, policies and processes for monitoring and mitigating overall enterprise risks generally categorized as credit risk, operational risk, liquidity risk, interest rate risk, price risk, compliance risk, reputational risk, technology risk, cybersecurity risk and strategic risk, including emerging risks.

-      The level and nature of risks the Company is willing to assume in the form of a measurable Risk Appetite Statement.

-      Business continuity planning and testing, pandemic planning, and cyber incident response planning, inclusive of the reporting and remediation of any cyber incident deemed to be material.

-      Financial, capital management and M&A matters.

Nominating & Corporate Governance Committee

-      Corporate governance practices, inclusive of the Company’s Bylaws and Corporate Governance Guidelines.

-      Director nominations and onboarding practices.

-      Board performance, composition and committee structure.

-      Succession planning.

Compensation Committee

-      Executive and director compensation practices.

-      Incentive and equity-based compensation and profit share plans.

-      Chief Executive Officer (“CEO”) performance and compensation.

-      Proxy Compensation Discussion and Analysis.

-      Shareholder advisory Say-on-Pay and Say-on-Pay Frequency votes.

-      Employment and severance contracts.

-      Compensation recoupment policies.

The Board is responsible for consideration and oversight of risk management and is responsible for ensuring that material risks are identified and managed appropriately. The Board believes an effective risk management system will: (i) timely identify the material risks that the Company faces; (ii) communicate necessary information on material risks to senior management and, as appropriate, to the Board or relevant Board committee; (iii) implement responsive risk management strategies appropriate to the Company’s risk profile; and (iv) integrate risk management into the Company’s decision making.

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of management on areas of material risk to the Company, including credit, liquidity, interest rate, operational, financial, legal, regulatory, technology, cybersecurity, strategic and reputational risks. The Board receives these reports to enable it to understand the Company’s risk identification, risk management and risk mitigation strategies. While the Board has the ultimate oversight responsibility for the risk management process, various committees of both management and the Board also have responsibility for risk management. The Board has established a Finance and Risk Management Committee of the Board to assist in fulfilling this responsibility. The Board and the Finance and Risk Management Committee approve the Bank's business strategies and, in so doing, ultimately approve the level of risks the Bank takes. Management is responsible for implementing the Board's strategies in such a way as to limit the associated risks the Bank takes and for ensuring that staff comply with applicable laws and regulations.

To further assist the Board and the Finance and Risk Management Committee in carrying out its responsibility, the Chief Risk Officer serves as the primary risk management officer for establishing policy and designing and implementing the overall enterprise risk management framework. While business unit managers are primarily responsible for managing risk inherent in their areas of responsibility, the objective of the Chief Risk Officer is to promote risk management practices throughout the organization that are well defined, repeatable and allow for a comprehensive understanding of the Company’s risk profile.

Our Chief Risk Officer provides reports and updates to the Finance and Risk Management Committee on risk management initiatives. The chair of the Finance and Risk Management Committee reports to the full Board with respect to any notable risk management issues and coordinates with other Board and management-level committees, as necessary. The Board also meets regularly in executive session, without management, to discuss a variety of topics, including risk. In these ways, the full Board is able to monitor our risk profile and risk management activities on an on-going basis.

The Audit Committee provides quarterly updates to the Board relating to our internal and external audit functions. The Board reviews all reports of examination by regulatory agencies, including the Bank’s primary regulator, the Office of the Comptroller of the Currency. All policies and procedures affecting the risk factors listed above are reviewed and approved by the Board on a monthly, quarterly and annual basis, as the case may be.

We believe that through our current reporting structure, the Board maintains strong and effective oversight of all risk factors affecting us. This oversight is maintained through active involvement by all members of the Board on various committees, with elected chairpersons for each such committee, which ensures that diverse leadership exists throughout the Board and prevents centralization of control within one, or a group of individuals. Oversight is also maintained through the Executive Committee, which, pursuant to our Bylaws, has the ability to exercise the powers of the Board between Board meetings, and through the Board’s monthly meetings. Recommendations of the Board at these meetings are then implemented by management and the results are subsequently reported to the Board.

Risks Related to Cybersecurity and Data Privacy

Our Company faces cybersecurity risks and risks associated with security breaches, which have the potential to disrupt our operations, cause material harm to our financial condition, result in misappropriation of assets, compromise confidential information and/or damage our business relationships and can provide no assurance that the steps we and our service providers take in response to these risks will be effective. We depend upon data processing, communication and information exchange on a variety of computing platforms and networks and over the internet. In addition, we rely on the services of a variety of vendors to meet our data processing and communication needs.  We face cybersecurity risks and risks associated with security breaches or disruptions such as those through cyber-attacks or cyber intrusions over the internet, malware, computer viruses, attachments to emails, social engineering and phishing schemes or persons inside our organization. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusions, including by computer hackers, nation-state affiliated actors, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. These incidents may result in disruption of our operations, material harm to our financial condition, cash flows and the market price of our common stock, misappropriation of assets, compromise or corruption of confidential information collected in the course of conducting our business, liability for stolen information or assets, increased cybersecurity protection and insurance costs, regulatory enforcement, litigation and damage to our stakeholder relationships. These risks require continuous and likely increasing attention and other resources from us to, among other actions, identify and quantify these risks, upgrade and expand our technologies, systems and processes to adequately address them and provide periodic training for our employees to assist them in detecting phishing, malware and other schemes. Such attention diverts time and other resources from other activities and there is no assurance that our efforts will be effective.

In the normal course of business, we collect and retain certain personal information provided by our customers, employees and vendors. We also rely extensively on computer systems to process transactions and manage our business. We can provide no assurance that the data security measures designed to protect confidential information on our systems established by us will be able to prevent unauthorized access to this personal information. There can be no assurance that our efforts to maintain the security and integrity of the information we and our service providers collect and our and their computer systems will be effective or that attempted security breaches or disruptions would not be successful or damaging.  Even the most well protected information, networks, systems and facilities remain potentially vulnerable because the techniques used in such attempted security breaches evolve and generally are not recognized until launched against a target, and in some cases are designed not be detected and, in fact, may not be detected. Accordingly, we may be unable to anticipate these techniques or to implement adequate security barriers or other preventative measures, and thus it is impossible for us to entirely mitigate this risk.

Our Company continually encounters technological change, and the failure to understand and adapt to these changes could hurt our business. The financial services industry is undergoing rapid technological change with frequent introductions of new technology-driven products and services and technological advances are likely to intensify competition. The effective use of technology, including emerging technologies, increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success depends, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to customers. Failure to successfully keep pace with technological changes affecting the financial services industry could have a material adverse impact on our business and, in turn, our financial condition and results of operations.

Cybersecurity Risk Management and Strategy

Our Company uses an enterprise risk management and financial framework to oversee its risks, including risks from cybersecurity incidents, as further described below. The Company’s information technology & cybersecurity risk management is a continuous process that includes identification, assessment, classification, and management of threats that could adversely impact our ability to maintain the integrity of Bank data and systems, prevent unauthorized access to confidential data and Bank systems, and achieve the Company’s operational, financial, reputational, legal and regulatory compliance requirements or objectives.

Our Company has a management-level Strategic Technology Oversight Committee (the “TOC”). Members of the TOC include the Bank’s Information Security Officer (the “ISO”), the Chief Information Officer as well as representatives of each department, including senior officers and/or their designees. The TOC reviews the status of various tactical and strategic projects; emerging technologies; cybersecurity, availability and performance metrics; IT and Business Continuity policies; Business Continuity test results and IT & Cybersecurity Risk Assessment results to monitor the extent of risk, evaluate the effectiveness of mitigating controls in place and ensure the level of risk remains within tolerance through acceptance, or further mitigation, transfer or elimination of the risk.

Additionally, the Bank has an ISO Metrics Oversight Committee (the “ISO Metrics Committee”) which meets on a monthly basis with a focus on cybersecurity. Members of the ISO Metrics Committee include the ISO, the Chief Information Officer, the Chief Risk Officer, as well as members of the information technology team involved with cybersecurity and infrastructure. The function of the ISO Metrics Committee is to review monthly cybersecurity metrics to support discussion of cyber threats, cyber risk trends, and risk mitigation as well as to participate in an annual tabletop business disruption exercise to assess the Bank’s resilience and readiness should such an event occur.

All employees participate in cybersecurity and social engineering training. The Board also receives formal training annually. The Bank conducts social engineering tests for employees, such as phishing tests, throughout the year. We consider employee awareness and training to be a critical component of the Bank’s cybersecurity program.

Third-party relationships, including vendor relationships, can offer the Bank a variety of opportunities to enhance its product and servicing offerings along with facilitating operational functions or business activities. Outsourcing processes or functions does not diminish the Bank’s responsibility to ensure that the third-party activity is conducted in a safe and sound manner and in compliance with applicable laws, regulations, and internal policies. Oversight for the potential risks of third-party relationships lies with the Bank’s management and the Board.

The Bank maintains a third-party risk management oversight program to effectively assess, measure, monitor and control the risks associated with vendor relationships. The Bank manages its third-party relationships through the use of informed risk assessments, due-diligence reviews, and ongoing oversight and monitoring. Information security and cybersecurity risks are included as elements in the third-party risk management process and are assessed for vendor relationships with access to confidential Bank or customer data.

The Bank uses industry standard assessment frameworks as part of its overall cybersecurity risk assessment. Industry standard assessment frameworks are used to evaluate the effectiveness of the Bank’s mitigating controls and support initiatives to achieve continuous improvements in the efficacy of the control environment.  The Bank’s TOC and Enterprise Risk Management framework provide ongoing oversight and governance of technology and cybersecurity risk management activities to ensure alignment with the Bank’s risk appetite.  Independent audits are performed periodically to review the Bank’s mitigating controls as well as to conduct penetration testing of the Bank’s internal and external systems to help assess the effectiveness of the Bank’s security controls.  Additionally, on an annual basis, an independent auditor tests our employees’ awareness of and resilience to various social engineering tactics to provide independent verification and to augment the Bank’s internal testing. Results of the audits are reported through the Bank’s Audit Committee, and ultimately to the Bank’s Board.

The Bank also has a relationship with a third-party Security Operations Center that provides continuous monitoring of all traffic in our environment for anomalies as well as services, as needed, to assist in conducting forensic analysis, correlation and remediation activities for any potential indications of compromise.

Governance Over Cybersecurity Risk

The Finance and Risk Management Committee is a standing committee of the Board formed in January 2014 to assist the Board and the Executive Committee of the Board in fulfilling their responsibility with respect to the oversight of the Company’s (i) enterprise risk management and financial framework, including all risks associated therewith, including risks related to cyber incidents and (ii) policies and practices relating to financial matters, including but not limited to, capital, liquidity and financing, as well as to merger, acquisition and divestiture activity. The Finance and Risk Management Committee reports to the Board regarding the Company’s risk profile, as well as its enterprise risk management framework, including the significant policies and practices employed to manage such risks, as well as the overall adequacy of the enterprise risk management function.

Material risks and results from any industry standard risk assessments parties, including any recommendations to further mitigate, transfer or eliminate risks, if applicable, are reported annually to the TOC, as well as to the Board’s Finance and Risk Management Committee, who then reports the results to the Bank’s Board. Further, these results are included in the Board’s annual Information Security Program Report.

Technology and cybersecurity risk metrics are two of the Bank’s primary categorical risks defined in the Bank’s enterprise risk management framework. The Enterprise Risk Management Dashboard, which includes ongoing monitoring of current and emerging technology and cybersecurity risks, is presented to the Finance and Risk Management Committee and to the Bank’s Board on a tri-annual basis. In addition, reports on the monitoring of third-party relationships, particularly critical relationships, are presented to the Finance and Risk Management Committee and to the Bank’s Board.

The Bank’s Board, through the Finance and Risk Management Committee, has oversight of cybersecurity incident disclosures, if applicable. The Finance and Risk Management Committee shall annually review with management the Company’s BCP, the BCP Policy, BCP testing results and the Company’s Pandemic Plan and Cyber Incident Response Plan and programs, including materiality determination criteria and escalation protocols with respect to the prompt reporting of material cyber incidents to the Finance and Risk Management Committee and the Bank’s Board. The Finance and Risk Management Committee shall further review with management and report to the Bank’s Board any cyber incident disclosure reports to or from regulators with respect thereto, and the root cause and remediation and enhancement efforts with respect thereto.

The Bank’s information technology team maintains and develops their knowledge through various business, technical and cybersecurity-related programs, certificates and degrees, including a senior member of the team who holds a Master of Business Administration and another team member holding a Master’s Degree in Cybersecurity Management. Collectively, the senior members of the information technology team have approximately 75 years of experience in technology and cybersecurity, and the information technology team collectively holds and maintains continuing education in various technology and cybersecurity certification areas. The Bank’s ISO holds the designation of Certified Cyber Crimes Investigator from the IAFCI and also maintains continuing education related to cybersecurity.

Environmental, Social and Governance

Throughout our Company’s history, we have committed to being an integral part of the welfare of the communities we serve by offering safe, sound and affordable financial services to help meet the financial needs of our community; by investing in community initiatives to foster community development and affordable housing; by investing in charitable causes through monetary donations and countless hours of volunteerism and by investing in a culture and work environment focused on inclusion, health and safety. We believe that the areas highlighted below best illustrate the many ways in which our corporate culture and commitment embraces impactful strategies and tactics that benefit all of our Company’s stakeholders.

Environmental Stewardship

During 2024, we continued to invest in areas to lower our environmental impact, including carbon emissions, through the following initiatives:

●	We continue to utilize recycled paper, stationery products and janitorial supplies;

●	We partner with a local information destruction vendor for bulk shredding services that ensures all paper waste is recycled back into the marketplace and, through this partnership, we avoided nearly 35 million metric tons of carbon equivalent or MTCE in 2024;

●	We continue to reduce the amount of paper and other waste we create by expanding initiatives geared at the electronic storage of documents, replacing customer mailings with statement messages and email options, allowing electronic delivery and signing of documents by customers and working toward complete electronic implementation and storage of account documentation, emphasizing client use of monthly electronic statements and maintaining paperless Board and Board committee meetings;

●	During 2024, we partnered with our information destruction vendor to host four community shred events at our branch locations that provided members of the communities we serve an opportunity to dispose of their personal, sensitive documents in a safe and environmentally conscious manner;

●	Each year, we strive to make energy efficient updates throughout our Company and, in particular, during scheduled renovations. During 2024, our Company partnered with a New England-based public utility company while completing renovations in our branch network that resulted in an annual reduction in carbon dioxide emissions well in excess of 24.5 million pounds and the recycling of over 1,800 feet of fluorescent bulbs, keeping mercury and other pollutants out of our environment;

●	We collaborate with a local electronic recycling company and recycled more than 5,400 pounds of batteries and computer and mixed electronic equipment in 2024; and

●	We have continued our initiative of reducing automobile emissions that impact our environment by encouraging virtual meetings and trainings for numerous departments throughout the organization.

Business and Consumer Commitment

We continue to assist consumers, small businesses, commercial customers and wealth clients in achieving economic success and financial security by engaging in equitable and responsible practices. We strive to ensure that our financial products and services remain affordable for all of our customers and assist in providing a pathway to homeownership. Over the past several years, our Company has received an “Outstanding” rating in each of its Community Reinvestment Act examinations performed by the Office of the Comptroller of the Currency. These examinations assess our responsiveness to the financial needs of the communities we serve, with a special emphasis on meeting the needs of low-to-moderate income consumers and small businesses. Throughout our footprint, we have facilitated more than 45 community development loans totaling in excess of $109.2 million during 2024 and have partnered with numerous local- and state-based small business development agencies to foster successful business relationships. Below are a few examples of our continuing business and consumer initiatives during 2024:

●	First-Time Homebuyer Program: This program provides home loans with special incentives, such as low down payments and closing cost credits, to individuals purchasing a primary residence for the first time. In 2024, the Bank had lent in excess of $47.4 million under this program to 150 borrowers. The Bank also provided lending to four additional qualified borrowers in excess of $1.0 million through the MassHousing First-Time Homebuyers Program;

●	Basic Banking for Massachusetts Program: This program is coordinated by the Massachusetts Community & Banking Council and recognizes Massachusetts banks that expand access to low-cost banking products and services. In 2024, the Company was once again recognized in both the checking and savings categories;

●	Second Chance Checking Program: Through this program, we work with individuals to help rehabilitate their past bank deposit account charge-off record, which provides them with the opportunity to access mainstream financial services. After twelve (12) months of satisfactory performance, accounts are automatically converted to standard products;

●	Ready, Set, Grow Program: This proprietary program encourages youth savings and is available through participating schools and all branch locations; and

●	Financial Literacy: We promote financial literacy through a number of educational programs, including:

○	Our First-Time Homebuyer seminars, which help promote the joy and responsibility of homeownership; and

○	Our educational partnerships with community centers, civic organizations and non-profits, and local schools with Bank personnel providing instruction about personal finance, lending, and banking.

Community Investment

Our Company takes great pride in being a good corporate citizen and philanthropy has always been one of our Company’s core values as we continually aim to strengthen the communities we serve. We accomplish this through corporate grants and sponsorships and a culture of broad-based employee volunteerism, inclusive of non-profit board service by employees and organized employee fundraising donations for non-profit groups and associations in our communities. The following are a few examples of our investment within the community:

●	In 2024, the Company donated in excess of $735,000 in grants and sponsorships to hundreds of non-profit organizations as well as to economic development groups located within our footprint. As of December 31, 2024, the Company had $80,000 in outstanding multi-year pledged commitments.

●	We promote volunteerism in our communities by providing paid-time-off to our employees for performing volunteer work, and we formally partner with, and source volunteers for, numerous community groups and non-profits. We foster a culture of volunteerism and estimate that our employees provide thousands of hours in service annually to dozens of local, regional, and national non-profit, educational and trade organizations.

Human Capital Management

Our Company understands that our human capital is one of our most valuable assets and a key to our success. The Company is an equal opportunity employer and maintains hiring practices and policies that foster and promote a diverse and inclusive workforce. We strive to create a workplace for our employees that is inclusive, supportive, and free of any form of discrimination or harassment; rewarding and recognizing our employees based on their individual results and performance as well as that of their department and the Company overall. We are dedicated to recruiting, developing and promoting a diverse workforce to meet the current and future demands of our business.

Talent Management

Our Company has been successful in attracting, developing and retaining qualified and competent staff. The Company believes that it has had and continues to have strong employee relations. Our talent management strategy ensures we leverage the talent needed, not just for today, but also for our future. Our employees are the foundation of our success and are responsible for upholding our guiding principles of integrity, trust, empathy, collaboration, strong work ethic, loyalty, inclusion and a professional and positive attitude.

As of December 31, 2024, our Company employed 335 total employees, with 286 employed full-time and 49 employed part-time. Employee retention helps the Company operate efficiently and effectively. As of December 31, 2024, our average employee tenure was 8.8 years.

There are many factors that contribute to the success of the Company. We actively encourage and support the growth and development of our employees. Whenever practical, management generally seeks to fill positions by promotion and transfer opportunities from within the organization. Career development is advanced through ongoing mentoring and professional development programs, as well as internally and externally developed training programs.

In 2021, the customized Corporate Leadership Development Program was established for the Company to enhance the core capabilities of our top talent in leadership, including through the development of management skills to prepare them for future roles in the Company. During 2024, twenty-four employees were nominated to participate in the program and successfully completed the program. In addition, the Company offers educational reimbursement programs to employees enrolled in pre-approved degree or certification programs at accredited institutions that teach skills or knowledge relevant to the financial services industry. Each year, we also attract rising juniors and seniors from colleges and universities across our footprint who have the opportunity to be assigned an internship within the Company and have the potential to be hired upon graduation.

Employee Compensation and Benefits

Management promotes its core values through prioritizing concern for employees’ well-being, supporting employees’ career goals, offering competitive wages, and providing valuable fringe benefits. The Company maintains a comprehensive employee benefit program providing, among other benefits, group medical, dental and vision insurance, health savings accounts and flexible spending accounts, life insurance and disability insurance, a 401(k) Safe Harbor Plan with a competitive company match, an employee stock ownership plan, short-term and long-term incentive compensation programs, tuition reimbursement, paid time off, including vacation days and paid holidays, and wellness and employee assistance programs.

Workplace Health and Safety

The safety, health and wellness of our employees is considered a top priority. On an ongoing basis, the Company promotes the health and wellness of its employees and strives to keep the employee portion of health care premiums competitive with local competition. We communicate to our employees on a monthly basis through email and the Company’s intranet, sharing articles and best practices on mental, emotional and physical well-being, health savings account and flexible spending account use, resources to find cheaper prescriptions and other related topics. Our employees also have access to a platform that gives them access to interactive activities for wellness classes, stress management, mindfulness, healthy eating and health plan literacy.

In 2023, we established the Westfield Bank Wellness Committee (the “Wellness Committee”), which is comprised of a cross-section of employees from the Bank. The Wellness Committee is committed to promoting a culture of physical, mental and emotional well-being for our employees by providing activities, services and support that will foster living healthy and happy lifestyles. The Wellness Committee looks to inspire and empower our employees to make their health a top priority through encouraging and providing employees healthy lifestyle choices and options.

Shareholder Engagement

The Nominating and Corporate Governance Committee and the Board value open dialogue and discourse with our shareholders. We believe that engaging and receiving feedback from our shareholders enhances our oversight of best governance practices and provides the Nominating and Corporate Governance Committee and the Board with valuable tools to ensure the best interests of all shareholders. In this regard, we solicit our top 25 institutional investors to engage with members of our senior management team on a bi-annual basis. It is our belief that the historically low response to our engagement efforts reflects the general satisfaction that shareholders have with the effectiveness of our compensation and governance practices.

Communicating with the Board of Directors

Shareholders may contact the Company’s Board of Directors by writing to:

Theresa C. Szlosek, Corporate Secretary

Western New England Bancorp, Inc.

141 Elm Street

Westfield, Massachusetts, 01085

All communications addressed to this address will be forwarded directly to the Chairperson of the Board of Directors. Any letter addressed to an individual director will be forwarded to that director.

COMPENSATION DISCUSSION AND ANALYSIS

This section details the Company’s executive compensation philosophy and contains a discussion of each material element of the Company’s 2024 executive compensation program as it relates to the following “Named Executive Officers” or “NEOs”:

●	James C. Hagan, President and Chief Executive Officer;

●	Allen J. Miles, III, Executive Vice President and Chief Lending Officer; and

●	Guida R. Sajdak, Executive Vice President, Chief Financial Officer and Treasurer.

Within the Compensation Discussion and Analysis, “Committee” and the “Compensation Committee” are used interchangeably to refer to the Compensation Committee.

Executive Summary

Over the last few years, the banking industry as a whole experienced challenging headwinds; however, our team remained focused. In 2024, total deposits increased $118.9 million, or 5.6%, and core deposits represented 68.9% of total deposits at December 31, 2024. We continue to focus on extending credit within our markets and servicing the needs of our existing customer base while ensuring new opportunities present the appropriate levels of risk and return. Our asset quality remains strong, with nonaccrual loans at 0.26% of total loans, and criticized loans, which we define as special mention and substandard loans, at 1.9% of total loans as of December 31, 2024. We will continue to proactively identify and manage credit risk within the loan portfolio, consistent with our prudent credit culture.

The Company is considered to be well-capitalized and we remain disciplined in our capital management strategies. During the twelve months ended December 31, 2024, we repurchased 934,282 shares of the Company’s common stock at an average price per share of $7.94. We continue to believe that buying back shares represents a prudent use of the Company’s capital. We are pleased to be able to continue to return value to shareholders through share repurchases. Although the banking environment has been challenging, our capital management strategies have been critical to sustaining growth in book value per share, which increased to $11.30 at December 31, 2024. Our commitment to strong capital and liquidity levels gives us a strong foundation to take advantage of opportunities in the markets we serve and to enhance shareholder value in the long term.

Company Performance

For the fiscal year ended December 31, 2024:

●	For the twelve months ended December 31, 2024, the Company reported net income of $11.7 million, or $0.56 per diluted share, compared to $15.1 million, or $0.70 per diluted share, for the twelve months ended December 31, 2023. Return on average assets and return on average equity were 0.45% and 4.93% for the twelve months ended December 31, 2024, respectively, compared to 0.59% and 6.47% for the twelve months ended December 31, 2023, respectively.

●	At December 31, 2024, total assets were $2.7 billion, an increase of $88.5 million, or 3.5%, from December 31, 2023. The increase in total assets was primarily due to an increase in total loans of $42.9 million, or 2.1%, an increase in cash and cash equivalents of $37.6 million, or 130.4%, and an increase in investment securities of $5.5 million, or 1.5%.

●	The Company maintained its focus on credit quality. At December 31, 2024, nonperforming loans totaled $5.4 million, or 0.26% of total loans, compared to $6.4 million, or 0.32% of total loans, at December 31, 2023. At December 31, 2024, and December 31, 2023, there were no loans 90 or more days past due and still accruing interest. Total nonperforming assets totaled $5.4 million, or 0.20% of total assets, at December 31, 2024, compared to $6.4 million, or 0.25% of total assets, at December 31, 2023. At December 31, 2024, and December 31, 2023, the Company did not have any other real estate owned. Total criticized loans, defined as special mention and substandard loans, decreased $1.1 million, or 2.8%, from $39.5 million, or 1.9% of total loans, at December 31, 2023, to $38.4 million, or 1.9% of total loans, at December 31, 2024.

●	Total deposits increased $118.9 million, or 5.6%, from $2.1 billion at December 31, 2023, to $2.3 billion at December 31, 2024. Core deposits, which the Company defines as all deposits except time deposits, increased $26.7 million, or 1.7%, from $1.5 billion, or 71.5% of total deposits, at December 31, 2023, to $1.6 billion, or 68.9% of total deposits, at December 31, 2024. Time deposits increased $92.2 million, or 15.1%, from $611.4 million at December 31, 2023, to $703.6 million at December 31, 2024. Brokered time deposits, which are included in time deposits, totaled $1.7 million at December 31, 2024, and at December 31, 2023.

●	The Company’s book value per share was $11.30 at December 31, 2024, compared to $10.96 at December 31, 2023. The Company’s regulatory capital ratios continue to be strong and in excess of regulatory minimum requirements to be considered well-capitalized, as defined by regulators and internal Company targets. The Total Risk-Based Capital Ratio at December 31, 2024, was 14.38%, compared to 14.67% at December 31, 2023. The Tier 1 Leverage Ratio to adjusted average assets was 9.14% at December 31, 2024, compared to 9.40% at December 31, 2023.

●	During the twelve months ended December 31, 2024, the Company repurchased 934,282 shares of common stock under the approved stock repurchase plan, with an average price per share of $7.94 and maintained the quarterly dividend at $0.07 per share.

Best Practices in Executive Compensation

The Company employs a number of practices that reflect our commitment to good compensation governance practices.

WHAT WE DO	WHAT WE DON’T DO
Use an independent compensation consultant to advise on executive compensation matters	Do not have compensation programs that encourage unnecessary and excessive risk taking
Design compensation programs to drive long-term performance	No income tax or excise tax gross-ups in our Change-in-Control programs
Incorporate an overriding performance condition in our performance metrics	No repricing stock options without shareholder approval and no backdating stock options
Consider peer group data when making executive compensation decisions	Do not permit short-selling of the Company’s stock by executive officers
Set multi-year vesting periods for equity awards	No reload or “evergreen” share replenishment features
Stock ownership guidelines	Do not provide guaranteed bonuses to our NEOs
Have recoupment and incentive recovery policies	Do not provide excessive severance arrangements
Maintain an independent Compensation Committee
Provide NEOs compensation opportunities in the form of incentive awards, aligning compensation with the Company’s performance
Conduct an annual Say-on-Pay advisory vote and evaluate voting results

Advisory Votes on NEO Compensation (Say-on-Pay)

At our Annual Meeting of Shareholders held on May 9, 2024, we held an advisory vote on executive compensation. Although the vote was non-binding, the Compensation Committee has considered, and will continue to consider, the outcome of the vote when determining compensation policies and setting NEO compensation. Approximately 98% of the shares of our common stock that were voted on the proposal were voted for the approval of the compensation of the NEOs, as disclosed in our 2024 Proxy Statement. The Compensation Committee will continue to consider the outcomes of our Say-on-Pay proposals, regulatory changes and emerging best practices when making future recommendations regarding the compensation of our executives.

Our Decision-Making Process

Role of the Compensation Committee

The Compensation Committee is responsible for discharging the Board’s duties in executive compensation matters and for administering the Company’s incentive and equity-based plans. The Committee oversees the development and implementation of the total compensation program for our NEOs. The Committee has the responsibility for establishing, implementing and continually monitoring adherence with our executive compensation philosophy. The Committee ensures that the total compensation paid to executives is fair, reasonable and performance-based while aligning with shareholder interests.

Details on the Committee’s functions are more fully described in its charter, which has been approved by the Board and is available on our website. To fulfill its charter and responsibilities, the Committee met three times during 2024, and also took action by written consent. The Chair of the Committee regularly reports on Committee actions at meetings of the Board, for which actions are then reviewed and approved by the Board.

The Committee reviews all compensation components for the Company’s Chief Executive Officer, including base salary, annual incentive awards, equity awards, benefits and other perquisites. The Committee may request compensation data from independent consultants as a matter of best practice and to provide external reference and perspective. The Committee is ultimately responsible for approving the compensation of the Company’s NEOs, Executive Vice Presidents and Senior Vice Presidents. The Committee reviews its decisions with the full Board and obtains the Board’s approval on all actions. In addition to reviewing competitive market values, the Committee examines the total compensation mix, pay-for-performance relationship and how all elements, in aggregate, comprise our executives’ total compensation package.

The Committee also reviews the employment contracts entered into with the Chief Executive Officer, the Chief Financial Officer and the Chief Lending Officer, as well as the Change in Control Agreements or any severance or employment agreements with other senior officers. The Committee and management closely review any accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans. The Committee also reviews and approves the adoption of, or revision to, any compensation clawback policy, ensuring its compliance with the requirements of the SEC and NASDAQ Listing Rules. The Committee also reviews and approves all written recommendations regarding clawbacks of incentive compensation whilst determining the extent, if any, to which incentive-based compensation of the relevant executive/s should be reduced or extinguished.

The Committee has the sole authority and resources to obtain advice and assistance from internal or external legal, human resource, accounting or other advisors or consultants as it deems desirable or appropriate. The Committee has direct access to outside advisors and consultants throughout the year as they relate to executive compensation. The Committee has direct access to, and meets periodically with, the compensation consultant independently of management, and ultimately the Board is responsible for all compensation decisions, upon the recommendation of the Compensation Committee. (For additional information on the role of our Compensation Committee, please see “Committees of the Board of Directors,” subsection “Compensation Committee,” on page 19.)

Role of the Compensation Consultant

The Committee last engaged the consulting services of Pearl Meyer & Partners, LLC (“Pearl Meyer”) in 2022 to provide independent advice and counsel related to executive and director compensation, inclusive of comprehensive non-employee director and executive compensation analyses. The Committee has also used the services of several law firms to ensure compensation plans and programs are properly administered, documented and meet legal and regulatory requirements. The Committee engages with Pearl Meyer on a tri-annual and rotating basis for independent advice and counsel related to executive and director compensation.

The Compensation Committee considers the independence of Pearl Meyer and its outside legal advisors in light of SEC and NASDAQ Listing Rules for compensation committees and compensation consultants, legal counsel and other advisers.

Role of Management

Management provides information and input as requested by the Compensation Committee to facilitate decisions related to executive compensation. Members of management may be asked to provide input relating to potential changes in compensation programs for review by the Committee. The Committee occasionally requests members of management to be present at meetings where executive compensation and Company or individual performances are discussed and evaluated. Executives are free to provide insight, suggestions or recommendations regarding executive compensation. However, only Compensation Committee members are allowed to vote on decisions regarding executive compensation.

In 2024, Christine Phillips, the Company’s Chief Human Resource Officer, served as management’s liaison to the Compensation Committee. Ms. Phillips assisted in the administration of executive compensation programs, prepared Compensation Committee and Board meeting materials, worked with consultants and legal counsel engaged by the Compensation Committee and performed work as requested, including the preparation of peer analyses, based on a peer group selected by the Compensation Committee. Guida R. Sajdak, the Company’s Chief Financial Officer, provided the Compensation Committee with periodic updates of the Company’s financial performance measures under the short-term and long-term incentive compensation programs. James C. Hagan, the Company’s Chief Executive Officer and President, made recommendations with respect to base salary, annual incentive awards and equity compensation for other executive officers. Mr. Hagan was not present at any Compensation Committee meetings in which his own compensation was discussed or voted upon. Although executives may provide insight, suggestions or recommendations regarding executive compensation, they are not present during the Compensation Committee’s deliberations or vote. Only Compensation Committee members vote on decisions regarding executive compensation. The Compensation Committee periodically meets in executive session without management present.

Compensation Philosophy

Our compensation philosophy is to align the interest of the NEOs with the interest of its shareholders and to provide competitive compensation that rewards executives for performance and management of risk. The Company’s executive compensation program is reviewed on an annual basis to ensure the program remains in alignment with the Company’s compensation philosophy and business objectives and also reflects emerging best practices. The Compensation Committee continues to subscribe to the philosophy that the most effective compensation program is one that is designed to attract and retain qualified and experienced executive officers and is reasonable, competitive and aligned with the Company’s pay-for-performance philosophy while maximizing performance for the benefit of the Company’s shareholders.

The Compensation Committee believes that an effective program is one component of the overall management of the Company and that it helps to support and promote a culture that recognizes and rewards the individuals, behaviors and results that the Company and shareholders value. The Company’s compensation philosophy is one that recognizes the importance of individual achievements and strives to reward these behaviors while also emphasizing overall corporate achievement and also being fair and competitive.

Compensation Components

In support of our executive compensation philosophy and objectives, our executive compensation program consists of the following three key components: (i) base salary; (ii) short-term annual incentive awards (cash component); and (iii) long-term incentives (equity component, employment and change-in-control agreements, deferred compensation, retirement and fringe benefits).

The Committee reviews the various elements of executive compensation provided by the Company with a view toward aligning executive interests with those of the Company’s shareholders and the long-term interests of the Company. The Committee determines the allocation of compensation by reviewing data from the Company’s Proxy Peer Group (Please see “Benchmarking Data and Use of Compensation Consultants” on page 45), as well as using salary surveys and review of industry trends.

The elements of the Company’s NEO compensation program include the following:

Compensation Element	Description or Purpose	Fixed/ Performance-Based	Short-Term or Long- Term
Base Salary	Attract and retain executives	Fixed	Short-term
Short-Term Incentive Plan (Cash component)	Drives performance achievement and creates shareholder value	Performance-based	Short-term
Long-Term Incentive Plan (Equity component)	Aligns interests with shareholders and serves as a retention tool through multi-year vesting requirements	Performance-based	Long-term

We also provide modest levels of perquisites, described later, to our NEOs and participation in other benefit programs that are generally available to the Company’s broader workforce on the same basis as other employees (e.g., health care, disability, and life insurance). (Please see “Summary Compensation Table” on page 47 for additional information on these perquisites and benefits.)

The Committee maintains a flexible policy for the allocation of compensation components. Allocations of compensation among the various components are intended to align compensation with achievement of short- and long-term performance goals and appropriate risk management while remaining competitive in comparison to the Company’s peer group.

Base Salary

Base salary recognizes and compensates for competencies, experience and knowledge that we believe our NEOs must possess. Base salary is determined by individual factors, such as the executive’s role in the organization, scope and complexity of responsibility of the position, the market value of his or her job, the level of an individual’s expertise in the role and his or her performance in the position. In determining base salary, the Committee also considers the level of achievement of corporate strategic and operational objectives established by the Committee. The Committee also utilizes the compensation surveys and the Proxy Peer Group data as sources of information in determining base salary for Messrs. Hagan and Miles and Mrs. Sajdak.

In early 2024, performance evaluations of the executive officers were completed with respect to their 2023 performance. The Committee approved base salary increases for all executive officers, which were derived from the evaluation of their individual performance.

The Committee approved the following Base Salaries for the Company’s NEOs:

Name	Title	2023 Base Salary ($)	2024 Base Salary ($)	Increase (%)
James C. Hagan	President and Chief Executive Officer	706,010	748,371	6.0%
Allen J. Miles, III	Executive Vice President and Chief Lending Officer	366,228	384,539	5.0%
Guida R. Sajdak	Executive Vice President and Chief Financial Officer	327,172	343,530	5.0%

2024 Short-Term Incentive Plan

The Company’s Short-Term Incentive Plan (the “STI Plan”) is an annual short-term cash incentive compensation plan intended to reward performance of key employees, including the NEOs. The STI Plan is designed to motivate employees to attain desired short-term objectives and to encourage teamwork and collaboration while aligning compensation with overall Company performance.

The STI Plan is a key element of the total compensation provided to the NEOs and allows the Company to remain competitive with the market by providing an opportunity for the NEOs to receive cash incentives. The design of the STI Plan is intended to ensure that benefits paid to NEOs and other officers are in alignment with both the Company’s performance objectives and goals and the achievement of individual performance goals. The award opportunities are linked to specific target and range of performance results for multiple performance measures and are calculated as a percentage of base salary earned during the relevant performance period, which runs from January 1st to December 31st (the “Plan Year”). The Company typically makes payments in the first quarter immediately following the end of the annual performance period.

The Compensation Committee sets and approves award targets as a percentage of base salary earned during the Plan Year. The incentive pool funding ranges from 0% to 150% of target based on actual performance. The maximum award for any participant, in consideration of corporate and individual performance, is capped at 150% of target.

Each year, in the first quarter, the Compensation Committee sets specific incentive metrics and goals that align with the Company’s performance objectives and goals. The Compensation Committee sets threshold, target and stretch goals for each incentive metric. Target performance goals are expected to have some stretch and not be “guaranteed.” Threshold performance goals are intended to reward solid performance but at reduced payout levels. Stretch performance goals are expected to represent strong performance that is unlikely, but possible, if the Company exceeds its goals.

The Compensation Committee approves the NEOs’ goals and awards. The Compensation Committee can modify the goals at its discretion and approves the final goals at the beginning of each year. Once the performance goals and pool funding are known, individual performance is assessed to determine and allocate the actual awards from the amount that has been funded to the pool. The Compensation Committee determines awards in consideration of individual performance, but with the discretion to consider other factors such as: (i) Company performance shortfalls, (ii) regulatory and safety and soundness concerns and/or (iii) risk management considerations.

For 2024, the individual targets were defined as a percentage of base salary earned for the Plan Year. Mr. Hagan’s target was 45% of base salary and Mr. Miles’ and Mrs. Sajdak’s targets were each 30% of base salary. The STI Plan target percentages were unchanged from the prior year. Similarly, all NEOs had the same four Company performance goals and weightings described in the table below. The Committee, working with management, established and approved the Company’s 2024 performance metrics within the STI Plan.

Company Performance Component (75% of annual incentive award)

On February 13, 2024, the Compensation Committee established and approved performance goals and awards to determine the pool available for payout of incentive compensation. The Compensation Committee also established a minimum trigger or gate level of performance, which is defined as: (i) 80% of budgeted net income and (ii) the Bank receiving satisfactory regulatory ratings from its regulatory examiner.

The Committee worked with Pearl Meyer to redesign the Company’s STI Plan framework in 2022 and its framework remains substantially unchanged. The Compensation Committee determined that the four corporate performance goals listed below reflect a broad measurement of corporate performance, including bottom-line profitability, top line revenue objectives and safety and soundness. The assessment of corporate goals was based on the reported financial results of the Company. Financial results are subject to adjustment at the discretion of the Compensation Committee and may exclude the impact of one-time extraordinary gains or losses, which may have the effect of either increasing or decreasing calculated payouts under the STI Plan.

Once the minimum trigger is achieved, the incentive pool funding is determined based on Company performance compared against four performance goals. After reviewing the performance metrics under the STI Plan, the Compensation Committee did not make any changes to the 2024 performance metrics.

The table below outlines the 2024 performance objectives and corporate performance results under the STI Plan:

Goals and Weighting		Performance Goals			Actual
Company Goals (75%)	Goal Weight	Threshold	Target	Stretch	Actual Performance	% of Target
Net Interest Margin, on a Tax-Equivalent Basis	20%	2.72%	3.02%	3.62%	2.47%	0%
Expense Ratio	20%	2.35%	2.25%	2.00%	2.25%	100%
Pre-Tax, Pre-Provision Income ($000s)	20%	$16,400	$20,500	$24,600	$14,292	0%
Nonperforming Loans to Total Loans	15%	1.00%	0.75%	0.50%	0.26%	150%

The considerations in setting the 2024 corporate targets and evaluating performance are shown below.

Net Interest Margin (NIM) on a Tax-Equivalent Basis

NIM, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets. The target NIM, on a tax-equivalent basis, for 2024 was established at 3.02%, which was a decrease of 18 basis points from the 2023 actual results of 2.84%. Since 2022, the Federal Reserve increased interest rates 425 basis points as an attempt to control the highest inflation in 40+ years and began reversing course in September 2024 by decreasing interest rates. Management developed strategies to manage the balance sheet to offset the impact of the rapidly changing interest rate environment and protect the NIM. For the year ended December 31, 2024, the NIM, on a tax-equivalent basis, was 2.47%, which did not meet the threshold performance goal, and management did not earn a payout factor for the NIM performance metric.

Expense Ratio

The expense ratio is defined as expenses over average assets. The expense ratio target was established at 2.25% in 2024, compared to actual results from 2023 of 2.28%. For the year ended December 31, 2024, the actual performance did meet the target, and management earned 100% of the targeted payout for this measure.

Pre-Tax, Pre-Provision Income (PTPPI)

PTPPI is defined as income before provision for credit losses and income tax provision. In order to focus on the earnings of the Company and to remove the uncertainty of the provision for credit losses and income tax provision, the Company measures PTPPI. For the year ended December 31, 2024, the target for the PTPPI metric was set at $20.5 million, which was comparable to the results for the year ended December 31, 2023. The actual result for 2024 was $14.3 million, which did not meet threshold, and therefore management did not earn a payout for the PTPPI performance metric.

Nonperforming Loans to Total Loans (NPL)

The NPL goal measures the level of nonperforming loans to total loans. The target for this metric was set at 0.75% for 2024. In addition, the metric was used to mitigate any unintended results of utilizing the PTPPI metric. If the provision, which was excluded from the PTPPI metric, was elevated due to loan growth, this NPL metric would remain at acceptable levels. If the provision was elevated due to asset quality issues in the portfolio, the NPL would negatively exceed the target and reduce the overall payout. The actual result for 2024 was 0.26%, compared to 0.32% in 2023, which represented ongoing strong asset management. Management earned 150% of the targeted payout for this measure.

Individual Performance Component (25% of annual incentive awards)

In addition to the corporate performance component, each 2024 STI award was determined based on individual performance. The individual component for each NEO, with the exception of Mr. Hagan, was assessed by Mr. Hagan based on each NEO’s annual performance evaluation and was reviewed and approved by the Compensation Committee. The review of Mr. Hagan’s individual component was based on the Compensation Committee’s and the full Board’s performance evaluation of Mr. Hagan.

Multiple factors were considered in this assessment, including but not limited to:

●	Overall corporate performance;

●	Progress on key strategic initiatives;

●	Regulatory relationships and evaluations;

●	The performance of each individual’s business line or department; and

●	Extraordinary unplanned accomplishments outside of the planned annual goals but which significantly contributed to organizational success and increased shareholder value.

The table below details the STI Plan opportunities and awards earned for each NEO for 2024:

	Annual Incentive Award Opportunity (Percent of Base Salary)			Annual Incentive Award Opportunity (Dollar Value)			2024 Earned
NEO	Threshold	Target	Stretch	Threshold ($)	Target ($)	Stretch ($)	($)	% of Target
James C. Hagan	22.5%	45.0%	67.5%	168,383	336,767	505,150	268,240	79.7%
Allen J. Miles, III	15.0%	30.0%	45.0%	57,681	115,362	173,043	91,951	79.7%
Guida R. Sajdak	15.0%	30.0%	45.0%	51,530	103,059	154,589	82,145	79.7%

The Compensation Committee has the discretion to adjust any payouts to reflect the business environment and market conditions. After reviewing the Company’s performance, combined with its evaluation of the individual achievement of the NEOs, the Compensation Committee did not make any adjustments and authorized individual incentive payments for 2024 at 79.7% of target on January 22, 2025.

Long-Term Incentive Plan

The Company’s Long-Term Incentive Plan (the “LTI Plan”) is designed to provide key employees, including NEOs, with a reward opportunity that aligns the interests of the participants with those of the Company’s shareholders by focusing on the Company’s performance over a longer period of time and encouraging balance between growth and prudent risk-taking. The restricted stock awards, granted under the LTI Plan, have a retentive effect because they vest over a period of time, typically within three years. Vesting of the restricted stock may be accelerated under certain circumstances, such as the executive’s death or disability, or if an executive’s employment is terminated in connection with a change-in-control of the Company.

The Compensation Committee sets and approves award targets as a percentage of base salary earned. The LTI Plan incentive pool funding ranges from 0% to 150% of target based on actual performance. The maximum award for any participant, in consideration of corporate and individual performance, is capped at 150% of target.

Each year, in the first quarter, the Compensation Committee determines, at its discretion, the terms of the LTI Plan, the timing of the awards, the recipients who may be granted awards and the form and the amount of awards. The Compensation Committee works with its compensation consultant, Pearl Meyer, to continue to improve upon the LTI Plan framework with the following objectives:

●	Align executives with our shareholders by matching incentives with increases in shareholder value;

●	Attract and retain talented executives to drive the Company’s success;

●	Ensure sound risk management by providing a balanced view of performance and aligning rewards with the time horizon of risk;

●	Position the Company’s total compensation to be competitive with the market for meeting performance goals; and

●	Motivate and reward long-term sustained performance and avoid excessive risk taking.

Long-Term Incentive Plan Awards for the 2021-2023 Performance Period (“2021 LTI Plan”)

In 2021, the Compensation Committee selected Return on Average Equity (“ROAE”) and Earnings per Share (“EPS”) as its long-term performance goals. The Committee believes that these measures are appropriate to evaluate performance over a three-year period. Each of these two measures were independently assigned a 50% weight for determining future performance against goals. The actual number of performance shares that vest will be determined at the end of the three-year period, depending upon the Company’s performance against the three-year goals and alignment to shareholder value. The grants were made and awarded as 50% performance-based shares and 50% time-based shares. The overall long-term incentive compensation for all NEOs remained unchanged from prior years. Mr. Hagan’s target was 30% of his base salary and Mr. Miles’ and Mrs. Sajdak’s targets remained at 20% of their respective base salaries. Grants for the performance period provided for the possibility of awards at a threshold, target and stretch level based on the Company’s performance.

For each performance-based goal, achieving threshold performance pays at 50% of target value and achieving stretch performance pays at 150% of target value. To the extent earned at the end of the performance period, performance shares will be paid in the form of vested shares of common stock at a date determined by the Compensation Committee within seventy-five (75) days following the end of the performance period. The framework for establishing specific goals for the 2021 long-term incentive grant was similar to previous years. The goals were based on the Company’s performance objectives and goals at the end of 2020. The goals motivated improved performance to align results to shareholders’ expectations.

The performance goals and weighting for the period are set forth below:

Goal	Weight	Threshold	Target	Stretch	Actual
Return on Equity	50%
2021		5.63%	6.25%	7.50%	10.64%
2022		5.85%	6.50%	7.80%	11.85%
2023		6.08%	6.75%	8.10%	6.47%
Three-Year Cumulative EPS	50%	$1.58	$1.97	$2.36	$2.90

As of December 31, 2023, the three-year performance period for the 2021 LTI Plan ended. The 2021 LTI Plan included a “catch-up” provision allowing unearned performance-based shares from the 2021 and 2022 performance periods to be earned at the end of the three-year period based on the final year performance. Of the 50,205 performance-based shares granted in 2021 based on achieving target, 69,376 performance-based shares vested on March 5, 2024, and were eligible to be issued to recipients based on achieving stretch. Of the total 69,376 performance-based shares that vested, Mr. Hagan earned 14,715 shares, Mr. Miles earned 5,252 shares and Mrs. Sajdak earned 4,691 shares.

2021 Performance Measure. The actual ROAE result for 2021 was 10.64%, and management exceeded stretch of 7.50%. In 2021, the provision for loan losses decreased $8.7 million, from $7.8 million in 2020 to a credit for loan losses of $925,000. During the twelve months ended December 31, 2021, net interest income increased $8.7 million, or 13.6%, to $73.2 million compared to the same period in 2020. For the twelve months ended December 31, 2021, non-interest income of $12.6 million increased $3.3 million, or 35.8%, compared to $9.3 million for the twelve months ended December 31, 2020. These increases were partially offset by an increase in non-interest expense of $3.2 million, or 6.2%, from the prior year.

2022 Performance Measure. The actual ROAE result for 2022 was 11.85%, and management exceeded stretch of 7.80%. During the twelve months ended December 31, 2022, average interest-earning assets increased $67.1 million, or 2.9%, and net interest income increased $6.0 million, or 8.3%, from the prior year.

2023 Performance Measure. The actual ROAE result for 2023 was 6.47%, and management exceeded threshold of 6.08%, but did not meet the target of 6.75%. During the twelve months ended December 31, 2023, net interest income decreased $11.3 million, or 14.3%, to $67.9 million, compared to $79.2 million for the twelve months ended December 31, 2022. The decrease in net interest income was due to an increase in interest expense of $26.5 million, partially offset by an increase in interest and dividend income of $15.2 million, or 17.7%. During the twelve months ended December 31, 2023, average interest-earning assets increased $10.3 million, or 0.4%, to $2.4 billion compared to the twelve months ended December 31, 2022, primarily due to an increase in average loans of $52.6 million, or 2.7%, and an increase in average other investments of $2.1 million, or 20.8%, partially offset by a decrease in average securities of $39.2 million, or 9.6%, and a decrease in average short-term investments, consisting of cash and cash equivalents, of $5.3 million, or 20.4%.

Long-Term Incentive Plan Awards for the 2022-2024 Performance Period (“2022 LTI Plan”)

In 2022, the Compensation Committee selected ROAE and EPS as its long-term performance goals. The Committee believes that these measures are appropriate to evaluate performance over a three-year period. Each of these two measures were independently assigned a 50% weight for determining future performance against goals. The actual number of performance shares that vest will be determined at the end of the three-year period, depending upon the Company’s performance against the three-year goals and alignment to shareholder value. The grants were made and awarded as 50% performance-based shares and 50% time-based shares. Mr. Hagan’s target was increased to 35% of his base salary, and Mr. Miles’ and Mrs. Sajdak’s targets remained at 20% of their respective base salaries. Grants for the performance period provided for the possibility of awards at a threshold, target and stretch level based on the Company’s performance.

For each performance-based goal, achieving threshold performance pays at 50% of target value, and achieving stretch performance pays at 150% of target value. The 2022 LTI Plan includes a “catch-up” provision which allows unearned performance-based restricted shares from the first and second performance periods to be earned at the end of the three-year period based on final year performance. To the extent earned at the end of the performance period, performance shares will be paid in the form of vested shares of common stock at a date determined by the Compensation Committee within seventy-five (75) days following the end of the performance period.

The framework for establishing specific goals for the 2022 long-term incentive grant was similar to previous years. The goals were based on the Company’s performance objectives and goals at the end of 2021. The goals motivated improved performance to align results to shareholders’ expectations.

The performance goals and weighting for the period are set forth below:

Goal	Weight	Threshold	Target	Stretch	Actual
Return on Equity	50%
2022		7.79%	8.20%	8.61%	11.85%
2023		7.93%	8.35%	8.77%	6.47%
2024		8.03%	8.45%	8.87%	4.93%
Three-Year Cumulative EPS	50%	$2.35	$2.61	$2.85	$2.44

As of December 31, 2024, the three-year performance period for the 2022 LTI Plan ended. Of the 59,688 performance-based shares granted in 2022, based on achieving 58.7% of target, 31,460 performance-based shares vested on March 7, 2025, and were eligible to be issued to recipients. Of the total 31,460 performance-based shares that vested, Mr. Hagan earned 7,265 shares, Mr. Miles earned 2,163 shares and Mrs. Sajdak earned 1,933 shares.

2022 Performance Measure. The actual ROAE result for 2022 was 11.85%, and management exceeded stretch of 8.61%. During the twelve months ended December 31, 2022, net interest income increased $6.1 million, or 8.3%, to $79.2 million, compared to the same period in 2021. For the twelve months ended December 31, 2022, non-interest income of $12.6 million increased $768,000, or 6.1%, compared to $12.6 million for the twelve months ended December 31, 2021. These increases were partially offset by an increase in non-interest expense of $2.3 million, or 4.2%, from the prior year and an increase in the provision for credit losses of $1.6 million. The provision for credit losses was $700,000 for the twelve months ended December 31, 2022, compared to a reversal of credit losses of $925,000 for the twelve months ended December 31, 2021.

2023 Performance Measure. The actual ROAE result for 2023 was 6.47%. Since management did not meet the threshold of 7.93%, management did not receive an award for the 2023 results.

2024 Performance Measure. The actual ROAE result for 2024 was 4.93%. Since management did not meet the threshold of 8.03%, management did not receive an award for the 2024 results.

Long-Term Incentive Plan Awards for the 2023-2025 Performance Period (“2023 LTI Plan”)

In 2023, the Compensation Committee selected ROAE and EPS as its long-term performance goals. The Committee believes that these measures are appropriate to evaluate performance over a three-year period. Each of these two measures were independently assigned a 50% weight for determining future performance against goals. The actual number of performance shares that vest will be determined at the end of the three-year period, depending upon the Company’s performance against the three-year goals and alignment to shareholder value. The grants were made and awarded as 50% performance-based shares and 50% time-based shares. Mr. Hagan’s target was 35% of his base salary and Mr. Miles’ and Mrs. Sajdak’s targets were increased to 25% of their respective base salaries. Grants for the performance period provided for the possibility of awards at a threshold, target and stretch level based on the Company’s performance.

The 2023 LTI Plan grants with respect to the 2023-2025 performance period have not yet been earned. For each performance-based goal, achieving threshold performance pays at 50% of target value, and achieving stretch performance pays at 150% of target value. The 2023 LTI Plan includes a “catch-up” provision which allows unearned performance-based restricted shares from the first and second performance periods to be earned at the end of the three-year period based on final year performance. To the extent earned at the end of the performance period, performance shares will be paid in the form of vested shares of common stock at a date determined by the Compensation Committee within seventy-five (75) days following the end of the performance period.

The framework for establishing specific goals for the 2023 long-term incentive grant was similar to previous years. The goals were based on the Company’s performance objectives and goals at the end of 2022. The goals motivated improved performance to align results to shareholders’ expectations.

The performance goals and weighting for the period are set forth below:

Goal	Weight	Threshold	Target	Stretch
Return on Equity	50%
2023		8.00%	8.45%	8.85%
2024		8.75%	9.25%	9.75%
2025		9.00%	9.50%	10.00%
Three-Year Cumulative EPS	50%	$2.39	$2.65	$2.89

Long-Term Incentive Plan Awards for the 2024-2026 Performance Period (“2024 LTI Plan”)

In 2024, the Compensation Committee selected ROAE and EPS as its long-term performance goals. The Committee believes that these measures are appropriate to evaluate performance over a three-year period. Each of these two measures were independently assigned a 50% weight for determining future performance against goals. The actual number of performance shares that vest will be determined at the end of the three-year period, depending upon the Company’s performance against the three-year goals and alignment to shareholder value. The grants were made and awarded as 50% performance-based shares and 50% time-based shares. Mr. Hagan’s target was 35% of his base salary and Mr. Miles’ and Mrs. Sajdak’s targets were 25% of their respective base salaries. Grants for the performance period provided for the possibility of awards at a threshold, target and stretch level based on the Company’s performance.

The 2024 LTI Plan grants with respect to the 2024-2026 performance period have not yet been earned. For each performance-based goal, achieving threshold performance pays at 50% of target value, and achieving stretch performance pays at 150% of target value. The LTI 2024 Plan includes a “catch-up” provision which allows unearned performance-based restricted shares from the first and second performance periods to be earned at the end of the three-year period based on final year performance. To the extent earned at the end of the performance period, performance shares will be paid in the form of vested shares of common stock at a date determined by the Compensation Committee within seventy-five (75) days following the end of the performance period.

The framework for establishing specific goals for the 2024 long-term incentive grant was similar to previous years. The goals were based on the Company’s performance objectives and goals at the end of 2023. The goals motivated improved performance to align results to shareholders’ expectations.

The performance goals and weighting for the period are set forth below:

Goal	Weight	Threshold	Target	Stretch
Return on Equity	50%
2024		5.05%	5.61%	6.17%
2025		6.18%	6.86%	7.55%
2026		7.30%	8.11%	8.92%
Three-Year cumulative EPS	50%	$2.25	$2.50	$2.75

The table below outlines the awards value and the number of shares granted to each Named Executive Officer in 2024:

	2024 Equity Award (Performance-Based Shares) #	2024 Equity Award (Time-Based Shares) #	2024 Grant Date Fair Value $
James C. Hagan	15,610	15,610	261,936
Allen J. Miles, III	5,729	5,729	96,133
Guida R. Sajdak	5,118	5,118	85,880

Clawback Policy

Under the LTI Plans and STI Plans, if the Board or an appropriate Board committee has determined that any fraud or intentional misconduct by one or more executive officers caused, directly or indirectly, the Company to restate its financial statements, the Board or Committee may require reimbursement of any bonus or incentive compensation awarded to such officers and/or effect the cancellation of awards. This policy operates in addition to any: (i) recoupment provisions contained in the terms of other compensation awards or programs and (ii) recoupment requirements imposed under applicable laws. On November 20, 2023, the Board adopted the Incentive Compensation Recovery Policy (the “Incentive Recovery Policy”), which provides for the recovery of certain incentive compensation in the event of an accounting restatement, as defined within the Incentive Recovery Policy, in accordance with SEC rules and NASDAQ Listing Rules. A copy of the Incentive Recovery Policy was included as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our NEOs. These guidelines were established to promote a long-term perspective in managing the Company and to align the interests of our shareholders and NEOs. The stock ownership goal for each of these individuals is a multiple of 1x base salary. The guidelines provide the NEOs five years to comply. As of December 31, 2024, all NEOs were in compliance with the stock ownership guidelines. Information about stock ownership guidelines for our non-employee directors can be found in the “Director Compensation” section of this Proxy Statement.

Other Benefits

Qualified Retirement Plans

Westfield Bank Defined Benefit Pension Plan

The Board of Directors previously announced the termination of the Westfield Bank Defined Benefit Pension Plan (the “DB Plan”) on October 31, 2022, subject to required regulatory approval. Prior to its termination, Mr. Hagan and Mr. Miles were participants in the DB Plan. Mrs. Sajdak did not participate in the DB Plan.

401(k) Plan

The Company also maintains a tax-qualified defined contribution plan (the “Profit Sharing Plan” or “401(k) Plan”) that provides for deferral of federal and state income taxes on employee contributions allowed under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Participants may make pre-tax salary deferrals to the 401(k) Plan not to exceed $23,000 (which was the 2024 limit; the limit is adjusted annually for IRS-announced cost-of-living increases). During 2024, if a participant was over the age of 50, they could contribute an additional $7,500 to the 401(k) Plan.

Effective January 1, 2023, the Company converted to a Safe Harbor 401(k) Plan. In addition to salary deferrals, in 2024, the Company matched up to 100% of the first 4% of the participant’s eligible compensation (for a total maximum employer matching contribution of 4% of a participant’s eligible compensation). In addition, on an annual basis, the Company may make a discretionary profit share contribution to each participant. During the twelve months ended December 31, 2024, the Company accrued 3% of total eligible compensation, for the discretionary profit share contribution and paid the benefit to participants during the first quarter of 2025.

Employee Stock Ownership Plan

In addition to the 401(k) Plan, the Company maintains an employee stock ownership plan (“ESOP”). The ESOP is a tax-qualified defined contribution plan in which our employees, including our Named Executive Officers, are eligible to participate when they reach the age of 21 and have completed 1,000 hours of service in the previous 12-month period. In general, pursuant to the terms of the ESOP, the Company contributes funds to the ESOP trust fund, and the contributed funds are allocated among all the participants’ accounts according to their relative levels of compensation (subject to IRS limits).

Nonqualified Deferred Compensation

Benefit Restoration Plan

We have also established the Benefit Restoration Plan in order to provide restorative payments to executives who are prevented from receiving the full benefits calculated by the ESOP’s benefit formula as well as the 401(k) Plan’s benefit formula. The restorative payments consist of payments in lieu of shares that cannot be allocated to participants under the ESOP due to the legal limitations imposed on tax-qualified plans and, in the case of participants who retire before the repayment in full of the ESOP’s loans, payments in lieu of the shares that would have been allocated if employment had continued through the full term of the loans. The restorative payments also consist of amounts unable to be provided under the 401(k) Plan due to certain legal limitations imposed on tax-qualified plans. During the twelve months ended December 31, 2024, Mr. Hagan received restoration payments of $66,225.

The following table sets forth information regarding nonqualified deferred compensation earned by our NEOs during the last fiscal year under the Benefit Restoration Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
James C. Hagan	—	66,225	—	—	388,872

(1)Registrant contributions are included under the column “All Other Compensation” in the “Summary Compensation Table” on page 47.

(2)Earnings did not accrue at above-market or preferential rates and are not reflected in the Summary Compensation Table.

Nonqualified Defined Contribution Plan (“NQDC”)

On December 20, 2022, the Board of Directors adopted a Nonqualified Deferred Compensation Plan (the “NQDC Plan”) with payments beginning in December 2023. The NQDC Plan permits the Board of Directors to select certain key employees of the Bank, including the NEOs, to participate in the NQDC Plan, provided that such employees also evidence their participation by execution of a participation agreement.

At the end of each NQDC Plan year or during the first quarter of the subsequent year, if the Board has approved a discretionary contribution, the NQDC Plan administrator will credit the participant’s account with such contribution. The three NEOs received a discretionary contribution into their NQDC Plan in 2024. During the twelve months ended December 31, 2024, Messrs. Hagan and Miles received $93,000 and $12,097, respectively, and Mrs. Sajdak received $14,000.

The NQDC was also established to provide restorative payments to the NEOs, who do not participate in the Benefit Restoration Plan, who are prevented from receiving the full benefits calculated by the ESOP’s benefit formula as well as the 401(k) Plan’s benefit formula. The restorative payments consist of payments in lieu of shares that cannot be allocated to participants under the ESOP due to the legal limitations imposed on tax-qualified plans and, in the case of participants who retire before the repayment in full of the ESOP’s loans, payments in lieu of the shares that would have been allocated if employment had continued through the full term of the loans. The restorative payments also consist of amounts unable to be provided under the 401(k) Plan due to certain legal limitations imposed on tax-qualified plans. During the twelve months ended December 31, 2024, Messrs. Miles and Mrs. Sajdak received restorative payments of $11,651 and $6,636, respectively.

The following table sets forth information regarding nonqualified deferred compensation earned or contributed by our NEOs during the last fiscal year under the NQDC Plan:

Name	Registrant Contributions in Last FY(1)(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
James C. Hagan	93,000	—	—	198,795
Allen J. Miles, III	23,748	—	—	59,438
Guida R. Sajdak	20,636	—	—	54,591

(1)	Registrant contributions are included under the caption “All Other Compensation” in the “Summary Compensation Table” on page 47. The figures shown for registrant contributions represent amounts earned for the fiscal year, whether or not actually paid during such year.
(2)	The amount reported for Mr. Hagan reflects the annual discretionary Non-Qualified Contribution of $93,000. The amount reported for Mr. Miles includes the annual discretionary Non-Qualified Contribution of $12,097 and Restorative payments of $11,651. The amount reported for Mrs. Sajdak includes the annual discretionary Non-Qualified Contribution of $14,000 and Restorative payments of $6,636.

(3)	The amount of earnings did not accrue at above-market or preferential rates and are not reflected in the Summary Compensation Table.

Perquisites

The Committee supports providing benefits and perquisites to the NEOs that are substantially the same as those offered to officers of comparative financial institutions, which we believe are reasonable, competitive and consistent with our overall compensation program. In addition, we may also make available to certain NEOs the use of a Company automobile, as was the case in 2024 for the NEOs.

Employment Agreements and Change of Control Agreements

The Committee believes that our continued success depends, to a significant degree, on the skills and competence of certain senior officers. The employment agreements are intended to ensure that we continue to maintain and retain experienced senior management. We currently have employment agreements with our President and Chief Executive Officer, Mr. Hagan; our Executive Vice President and Chief Lending Officer, Mr. Miles and our Executive Vice President and Chief Financial Officer, Mrs. Sajdak, in order to retain such executives.

The employment agreements of Messrs. Hagan and Miles and Mrs. Sajdak provide for an initial three-year term subject to separate one-year extensions as approved by the Board at the end of each applicable fiscal year. The employment agreements provide for a base salary to be established annually by the Board and for annual increases, as well the right to participate in and receive benefits under any and all qualified or non-qualified retirement, profit-sharing or stock bonus plans; all group life, health, accident and long-term disability insurance plans; and any other benefit and compensation plans as may from time to time be maintained by the Company and the Bank. Each employment agreement contains a covenant not to compete against the Company and the Bank, their parent, affiliates or subsidiaries during the term of employment and thereafter for a period of twelve months. In addition, each employment agreement contains a standard non-solicitation covenant for a period of one year following termination of employment, as well as a covenant to protect the Company’s and the Bank’s confidential information.

The employment agreements also provide for severance payments in the event an NEO is terminated without “cause” (as such term is defined in the employment agreements) regardless of whether such termination is in connection with a change in control, or voluntarily terminates employment under certain specific “good reason” circumstances following a change in control. Such “good reason” circumstances include a material reduction in authorities, duties or responsibilities or assignment of duties inconsistent with current responsibilities, a material reduction in salary or other benefits, and reassignment to a location greater than 25 miles from the current location. Following such a termination of employment, each NEO will be entitled to receive a lump sum cash payment equal to the sum of: (i) three times his/her highest annual rate of salary for the prior three years, plus (ii) three times the estimated annual incentive bonus payments, plus (iii) the excess of aggregate benefits the NEO would be entitled to for tax-qualified and non-tax-qualified defined benefit plans for three years, plus (iv) the amount of employer contributions that would be credited to all tax-qualified and non-tax-qualified defined contribution plans for three years. The NEOs are also eligible to receive continued group medical, dental, and vision coverage on the same terms and conditions for thirty-six months. Additionally, accelerated vesting of outstanding time-based unvested restricted stock awards will occur and restrictions will lapse. Outstanding performance-based awards will vest and restrictions will lapse, with the performance goals measured at target performance.

Benchmarking Data and Use of Compensation Consultants

The Compensation Committee believes that utilization of appropriate benchmarks for compensation analyses is an effective method for evaluating executive and director compensation. Accordingly, approximately every three years, the Compensation Committee engages with an independent compensation consultant to conduct market competitive reviews, which generally include an assessment of compensation compared to market (e.g., industry-specific surveys and proxy peer group, where applicable), recommendations for total compensation opportunity guidelines (e.g., base salary, annual and long-term incentive targets) and a high-level assessment of performance relative to peers. The Compensation Committee uses this information to determine appropriate salary and incentive levels for executive officers and directors.

The competitive review was conducted in 2021 for reference with 2022 to 2025 pay decisions. This peer group was selected in December 2021 and included financial institutions of generally similar asset size and regional location. At that time, the Company was positioned approximately at the median of the peer group in terms of total assets, with asset size ranging from $1.8 billion to $5.3 billion. All banks were publicly-traded financial institutions located within the Northeast. The peer group used in the report presented for consideration of 2024 compensation decisions consisted of the following institutions:

Compensation Peer Group
ACNB Corporation	CNB Financial Corporation	Hingham Institution for Savings
Arrow Financial Corporation	Codorus Valley Bancorp, Inc.	Mid Penn Bancorp, Inc.
Bankwell Financial Group, Inc.	Enterprise Bancorp, Inc.	Norwood Financial Corp
Bar Harbor Bankshares	ESSA Bancorp, Inc.	Orrstown Financial Services, Inc.
Cambridge Bancorp	Evans Bancorp, Inc.	Penns Woods Bancorp, Inc.
Chemung Financial Corporation	Financial Institutions, Inc.	Peoples Financial Services Corp
Citizens & Northern Corporation	The First Bancorp, Inc.

Pearl Meyer will continue to support the Compensation Committee in its executive compensation actions. The Committee has engaged with Pearl Meyer to provide an updated comprehensive executive compensation and peer group analysis for pay decisions occurring after December 31, 2025.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation awarded to or earned by our NEOs for service during each of the last three completed fiscal years, as applicable:

Name and Principal Position	Year	Salary (1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
James C. Hagan President and Chief Executive Officer	2024	745,112	261,936	268,240	218,877	1,494,165
	2023	701,299	247,112	243,000	224,608	1,416,019
	2022	640,705	225,673	382,408	75,591	1,324,377
Allen J. Miles, III EVP and Chief Lending Officer	2024	383,131	96,133	91,951	55,056	626,271
	2023	363,902	91,562	84,061	58,338	597,863
	2022	334,526	67,195	133,109	26,092	560,922
Guida R. Sajdak EVP, Chief Financial Officer and Treasurer	2024	342,272	85,880	82,145	53,915	564,212
	2023	325,094	81,790	75,097	53,360	535,341
	2022	298,850	60,035	118,914	25,321	503,120

(1)	The figures shown for salary represent amounts earned for the fiscal year, whether or not actually paid during such year.

(2)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to restricted stock awards granted to our NEOs. For more information concerning the assumptions used for these calculations, please refer to the notes to the financial statements contained in the Company’s 2024 Annual Report on Form 10-K. The stock award column does not include the value of dividends paid on unvested restricted stock, which are included in the Summary Compensation Table under the caption “All Other Compensation.”

(3)	Amounts shown in this column reflect cash awards earned under the STI Plan, whether or not paid during such calendar year. Amounts payable under the STI Plan were paid in February 2025.

(4)	Amounts in this column for the year 2024 are set forth in the table below and include life insurance premiums, 401(k) Plan matching contributions, ESOP contributions, dividends on unvested restricted stock, contributions under the Benefit Restoration Plan, and contributions under the NQDC Plan. The NEOs participate in certain group life, health, disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. In addition, we provide certain non-cash perquisites and personal benefits to each NEO that do not exceed $10,000 in the aggregate for any individual and are not included in the reported figures.

	Life Insurance Premiums ($)	401(k) Matching Contributions ($)	ESOP Contributions ($)	Dividends on Unvested Restricted Stock ($)	Contributions under the Benefit Restoration Plan ($)	Contributions under the NQDC Plan ($)	Total ($)
James C. Hagan	18,070	13,044	11,584	16,954	66,225	93,000	218,877
Allen J. Miles, III	—	13,800	11,462	6,046	—	23,748	55,056
Guida R. Sajdak	—	13,691	14,187	5,401	—	20,636	53,915

Compensation Actually Paid

As required by Item 402(v) of Regulation S-K, the information below reflects the relationship between executive compensation actually paid by us (“CAP”) to our CEO, as principal executive officer, and other non-CEO NEOs (“Other NEOs”) and our financial performance for the years ended December 31, 2024, 2023 and 2022. The disclosure included in this section is required by SEC rules and does not necessarily align with how the Company or the Compensation Committee views the link between the Company’s performance and the compensation of its NEOs.

The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years presented. For a discussion of how the Company views its executive compensation structure, including alignment with Company performance, see “Compensation Discussion and Analysis” beginning on page 31 of this Proxy Statement.

The following table summarizes the total compensation paid to our CEO and Other NEOs versus the performance of the Company for the fiscal years ended December 31, 2024, 2023 and 2022.

Year (a)(1)	Summary Compensation Total for CEO ($) (b) (2)(3)	Compensation Actually Paid to CEO ($) (c) (2)(4)	Average Summary Compensation Total for Other NEOs ($) (d) (2)(5)	Average Compensation Actually paid to Other NEOs ($) (e)(2)(4)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($) (f)(6)	Net Income ($)(g)(7)
2024	1,494,165	1,379,053	595,242	555,111	116.41	11,666,000
2023	1,416,019	1,272,230	566,602	516,706	109.79	15,068,000
2022	1,324,377	1,358,362	532,021	573,050	110.98	25,887,000

(1)	As a smaller reporting company, the Company is required to provide information for the prior three completed fiscal years.

(2)	For all years presented our CEO was James C. Hagan and our Other NEOs consisted of Allen J. Miles, III and Guida R. Sajdak.

(3)	Column (b) shows the amount for the CEO included in the Summary Compensation Table.

(4)	Columns (c) and (e) show the total compensation paid to the Company’s CEO and average compensation paid to the Other NEOs, respectively, for the applicable years adjusted by changes in equity award values and change in pension value, if any, prior to its termination in 2023. The following table sets forth the adjustments made to the amounts disclosed in columns (c) and (e) to arrive at compensation “actually paid” to our CEO and Other NEOs during each of the years disclosed:

	2024		2023		2022
	CEO ($)	Other NEOs ($)	CEO ($)	Other NEOs ($)	CEO ($)	Other NEOs ($)
Summary Compensation Table Total	1,494,165	595,242	1,416,019	566,602	1,324,377	532,021
Adjustments to determine compensation “actually paid” for CEO and Other NEOs
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	(261,936)	(91,006)	(247,112)	(86,676)	(225,673)	(63,615)
Increase for fair value of awards granted during the year that remain unvested as of year-end (8)	95,744	33,263	75,330	26,420	195,680	55,161
Increase for fair value of awards granted during the year that vested during year	47,868	16,634	37,107	13,019	38,663	10,898
Increase (decrease) for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	2,302	707	(11,526)	(3,628)	16,308	5,562
Increase for change in fair value from prior year-end to vesting date of awards granted prior to year that vested during the year	910	271	2,412	969	9,007	3,140
Service cost for CEO and Other NEOs with accumulated benefit under all defined benefit pension plans	—	—	—	—	—	29,883
Total Adjustments to Summary Compensation	(115,112)	(40,131)	(143,789)	(49,896)	33,985	41,029
Total Compensation Actually Paid	1,379,053	555,111	1,272,230	516,706	1,358,362	573,050

(5)	Column (d) shows the average amount of the total compensation shown in the Summary Compensation Table for the Other NEOs for the applicable years.

(6)	The calculation for each year is based on a fixed investment of $100 from the market close on the last trading day before the earliest year in the pay versus performance table through the end of each applicable year in the table, assuming reinvestment of dividends. The calculation begins on December 31, 2021, and, in the third year, extends through December 31, 2024.

(7)	Column (g) provides the Company’s net income for each year.

(8)	The decrease in fair value of awards granted during the year and unvested as of year-end for 2024 reflects the estimated value of performance-based shares to be earned under the Company’s 2024 LTI over the three-year performance period based on performance over the first year ending December 31, 2024.

As described in more detail in the “Compensation Components” section of this Proxy Statement beginning on page 34, the Company’s executive compensation program includes variable components in the form of annual short-term incentive cash compensation based upon the Company’s financial performance. Compensation decisions at the Company are made independently of SEC disclosure requirements. While the Company utilizes several performance measures to align executive compensation with the Company’s performance, all of those measures are not presented in the “Pay Versus Performance Table.” Moreover, the Company generally seeks to incentivize long-term performance and, therefore, does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of SEC Regulation S-K) for a particular year.

The following chart demonstrates the relationship between compensation actually paid to our CEO and average compensation actually paid to other Non NEOs, compared to total shareholder return (“TSR”) performance of our common stock, for the fiscal years ended December 31, 2024, 2023 and 2022. The TSR amounts in the chart below assumes that $100 was invested beginning on December 31, 2021, and that all distributions or dividends were reinvested on a quarterly basis.

The following chart compares the compensation actually paid to our CEO and the average of the compensation actually paid to our other Non-NEOs with net income.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing this disclosure regarding the relationship of the annual total compensation of the individual identified as the median paid employee of our Company and the annual total compensation of James C. Hagan, our President and Chief Executive Officer.

In accordance with SEC regulations, we have utilized the same median employee identified in 2023 for our 2024 CEO pay ratio calculation. We have determined that there have been no significant changes to our employee population or compensation arrangements during this period that would materially impact our pay ratio disclosure. The individual identified as the median-compensated employee was determined using a census of all employees as of December 31, 2023, which totaled 348 employees, excluding the CEO. In order to identify the median compensated employee, we included compensation reported in Box 5 of Form W-2 for the full year of 2023, annualizing pay for those full-time and part-time employees who were hired during 2023. The annual total compensation for the median employee was calculated using the same methodology shown for the CEO in the “Summary Compensation Table” on page 47. Based on this methodology, the annual total compensation of the CEO for 2024 was $1,494,165 and the annual total compensation of the employee identified at median for 2024 was $53,127.17. The ratio of these amounts was 28 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Outstanding Equity Awards at Fiscal Year End

The following table provides information about outstanding equity awards under the Company’s equity compensation plans at December 31, 2024, whether granted in 2024 or earlier. The NEOs did not have any outstanding stock option awards.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
James C. Hagan	03/02/2022	—	—	7,265	66,838
	03/08/2023	4,247	39,072	4,123	37,932
	03/07/2024	10,407	95,744	7,805	71,806
Allen J. Miles, III	03/02/2022	—	—	2,163	19,900
	03/08/2023	1,573	14,472	1,528	14,058
	03/07/2024	3,819	35,135	2,865	26,353
Guida R. Sajdak	03/02/2022	—	—	1,933	17,784
	03/08/2023	1,405	12,926	1,365	12,558
	03/07/2024	3,412	31,390	2,559	23,543

(1)	The market values of these shares are based on the closing market price of the Company’s common stock on the NASDAQ Stock Market of $9.20 on December 31, 2024.

(2)	Shares granted on March 2, 2022, were under the Company’s LTI Plan, are time-based and vest ratably over a three-year period beginning December 31, 2022. Shares granted on March 8, 2023, were under the Company’s LTI Plan, are time-based and vest ratably over a three-year period beginning December 31, 2023. Shares granted on March 7, 2024, were under the Company’s LTI Plan, are time-based and vest ratably over a three-year period beginning December 31, 2024.

(3)	Shares granted on March 2, 2022, were under the Company’s LTI Plan, are performance-based and are subject to the achievement of annual 2022 LTI performance metrics before vesting is realized after a three-year period ending December 31, 2024. Shares that have not yet vested under the 2022 LTI reflect the amount of shares earned as of the end of the measurement period ending December 31, 2024, based on achieving 58.7% of target. Shares granted on March 8, 2023, were under the Company’s LTI Plan, are performance-based and are subject to the achievement of annual 2023 LTI performance metrics before vesting is realized after a three-year period ending December 31, 2025. Shares that have not yet vested under the 2023 LTI Plan are shown based on achieving threshold for the performance periods ending December 31, 2024 and 2023, respectively. Shares granted on March 7, 2024, were under the Company’s LTI Plan, are performance-based and are subject to the achievement of annual 2024 LTI performance metrics before vesting is realized after a three-year period ending December 31, 2026. Shares that have not yet vested under the 2024 LTI Plan are shown based on achieving threshold.

Option Exercises and Stock Vesting

The following table sets forth the stock awards that vested for the NEOs during the last fiscal year. The NEOs did not have any outstanding stock option awards.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
James C. Hagan	28,253	246,537
Allen J. Miles, III	9,944	86,705
Guida R. Sajdak	8,883	77,455

(1)	The figure shown for stock awards includes the amount realized during the fiscal year upon the vesting of restricted stock, based on the closing sales price for a share of our common stock on the vesting date. Unvested restricted stock may not be transferred for value.

Pension Benefits

On July 26, 2022, the Board of Directors approved the termination of the Westfield Bank Pension Plan (the “DB Plan”), which became effective as of October 31, 2022. As a result of the decision to terminate the DB Plan during 2022, all participants became fully vested in their accrued benefit, including Messrs. Hagan and Miles. On April 11, 2023, the DB Plan Administrator made an additional cash contribution of $1.3 million in order to fully fund the DB Plan on a plan termination basis, and on April 14, 2023, the DB Plan Administrator funded $6.3 million to purchase a group annuity contract to transfer its remaining liabilities under the DB Plan for those participants who did not opt for a one-time lump sum payment. As of June 2, 2023, all DB Plan assets were fully liquidated.

DIRECTOR COMPENSATION

Cash Compensation

Directors’ compensation is recommended to the Board by the Compensation Committee after consultation with our independent compensation consultant, Pearl Meyer, who reviews compensation of directors at similar peer institutions. In developing its recommendations, the Compensation Committee considers whether such directors are fairly paid for the work required in a company of our size and scope and whether such compensation aligns the directors’ interest with the interests of the shareholders. During 2023, the Compensation Committee’s review of a comprehensive non-employee director compensation analysis, prepared by Pearl Meyer, resulted in their recommendation to reduce the percentage of compensation tied to meeting attendance in favor of increasing the percentage of compensation paid through cash and equity retainers.

During 2024, there were no changes made to our non-employee director compensation schedule. Compensation paid to our non-employee directors in cash for the year ended December 31, 2024, totaled $357,400. In 2023, our non-employee director per meeting attendance fee was reduced from $1,000 to $500 and an annual $20,000 cash retainer was added. In addition to their $20,000 annual cash retainer, the annual equity grant retainer paid to non-employee directors was increased to $20,000 from $18,000. (See “Equity Retainer Grant” below.) Further, the annual cash retainer paid to our Board Chair was increased to $15,000 from $10,000. The annual cash retainers paid to our Board Committee Chairs are as follows and did not change from the prior year. The Audit Committee chairperson received $5,000, the Compensation Committee chairperson received $4,000, the Finance and Risk Management Committee chairperson received $3,500 and the Nominating and Corporate Governance Committee chairperson received $3,000. The Company pays the above-mentioned cash retainers on a quarterly basis in four equal installments. In addition, the Company pays its Executive Committee an annual cash retainer of $20,800 that is paid monthly in twelve (12) equal installments. As previously stated, in 2023, our non-employee directors were paid $500 for each Board meeting attended. There were no changes made to the compensation paid to our non-employee directors for their attendance at their respective committee meetings. Our Audit Committee members were paid $700 for each Audit Committee meeting attended and our Compensation Committee, Finance Committee and Nominating and Corporate Governance Committee members were paid $500 for each of their respective committee meetings attended. Compensation is paid for meetings attended in person and virtually.

Equity Retainer Grant

In order to better align our directors’ interest with that of our shareholders, in 2023, the Company increased its non-employee director annual equity retainer to $20,000 from $18,000 for their service on the Board. The equity grant retainer is in the form of WNEB common stock. Under the Company’s 2021 Omnibus Incentive Plan, directors received a restricted stock grant equivalent to $20,000 on March 7, 2024. Shares fully vested on December 31, 2024.

Deferred Compensation Plan

We have established the Westfield Bank Directors’ Deferred Compensation Plan for the benefit of non-employee directors. Under the Deferred Compensation Plan, each non-employee director may make an annual election to defer receipt of all or a portion of his or her director fees. The deferred amounts are allocated to a deferral account and credited with interest at an annual rate equal to the rate on the highest yielding certificate of deposit issued by us during the year or according to the investment return of other assets as may be selected by the Compensation Committee. The Deferred Compensation Plan is an unfunded, non-qualified plan that provides for distribution of the amounts deferred to participants or their designated beneficiaries upon the occurrence of certain events such as death, retirement, disability or a Change-in-Control (as those terms are defined in the Deferred Compensation Plan).

The following table sets forth information concerning compensation accrued or paid to our non-employee directors during the year ended December 31, 2024, for their service on our Board. Directors, who are also our employees, receive no additional compensation for their service as directors and are not set forth in the table below.

Name	Fees Earned or Paid in Cash(1) ($)	Equity Retainer Stock Grant(2) ($)	All Other Compensation(3) ($)	Total Annual Compensation ($)
Laura Benoit	32,200	20,000	501	52,701
Donna J. Damon	31,500	20,000	501	52,001
Gary G. Fitzgerald	37,200	20,000	501	57,701
William D. Masse	36,200	20,000	501	56,701
Lisa G. McMahon	74,000	20,000	501	94,501
Gregg F. Orlen(4)	15,000	20,000	167	35,167
Paul C. Picknelly	32,200	20,000	501	52,701
Steven G. Richter	49,800	20,000	501	70,301
Philip R. Smith	49,300	20,000	501	69,801

(1)	Includes meeting fees, committee and/or chairperson fees earned during the fiscal year, whether such amounts were paid currently or deferred.

(2)	The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value of the restricted shares awarded to directors in 2024 was $8.39 per share. Shares fully vested on December 31, 2024.

(3)	Amounts represent dividends paid on shares of restricted common stock granted to our non-employee directors.

(4)	Mr. Orlen retired from the Board in May 2024, in conjunction with the Company’s 2024 Annual Meeting.

The restricted shares awarded to directors, under the equity grant, on March 7, 2024, fully vested on December 31, 2024. No non-employee director held outstanding unvested stock awards following the vesting of these shares on December 31, 2024.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our directors. These guidelines were established to promote a long-term perspective in managing the Company and to align the interests of our shareholders and our directors. The stock ownership goal for the directors is a multiple of 1x retainer. The guidelines provide the directors three years to comply. As of December 31, 2024, all directors were in compliance with our stock ownership guidelines.

Non-Employee Director Stock Election Program

In 2019, at the recommendation of our Compensation Committee, our Board adopted a Non-Employee Director Stock Election Program (the “Program”) to enable the Company’s non-employee directors to annually elect to receive shares of common stock of the Company in lieu of all or a portion of their cash compensation ordinarily payable to them for their service on the Board. Once directors elect to participate in the Program, the election will continue in effect for subsequent years absent a revocation for the following calendar year. No shares of common stock of the Company delivered under the Program may be deferred pursuant to the Director’s Deferred Compensation Plan maintained by the Company. The Program was very well received by our Board. Beginning on January 1, 2020, and pursuant to the Program, TI-Trust quarterly purchases stock in the open market on behalf of the participants and with respect to the Company’s Insider Trading Policies. During the period beginning in May 2024 and up through our April 4, 2025, mailing date, TI-Trust purchased a total of 34,161 shares of the Company’s common stock on behalf of our directors participating in the Program.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

Except for the specific transactions described below, no director, director nominee, executive officer or beneficial owner of more than 5% of our outstanding voting securities (or any member of their immediate families) engaged in any transaction (other than such transaction as described) with us during 2024, or proposes to engage in any transaction with us, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the fiscal years ending December 31, 2023, and December 31, 2024.

Transactions with Certain Related Persons

We make loans to our executive officers, employees and directors. These loans are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features. Certain of these loans also require prior approval by the Board. This pre-approval requirement is triggered when the proposed loan, when aggregated with all outstanding loans to the executive officer or director, will exceed the greater of $25,000 or 5% of the Bank’s unimpaired capital and unimpaired surplus. If the potential borrower is a director, he or she may not participate in the vote or attempt to influence the directors. Management and the Board periodically review all loans to executive officers, employees and directors. At March 17, 2025, loans to non-employee directors and their associates totaled $2.05 million in loan exposure with outstanding balances of $358,720.

We had also maintained a lease agreement with Mr. Smith beginning in April 2015 at prevailing market rates for commercial space located adjacent to the Company’s headquarters at 9-13 Chapel Street, Westfield, Massachusetts. The annual lease payments under such lease were $33,243 for the year ending December 31, 2024. Mr. Smith sold the property in December 2024 in an arm’s length transaction to a party not affiliated with the Company.

Compensation arrangements for our NEOs and directors are described above under the sections entitled “Executive Compensation” and “Director Compensation,” respectively.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to report to the SEC their initial ownership of our common stock and any subsequent changes in that ownership. Specific due dates for these reports have been established by the SEC and we are required to disclose in this Proxy Statement any late filings or failures to file.

Based solely on our review of the copies of such reports furnished to us and written representations from reporting persons that no other reports were required during the fiscal year ended December 31, 2024, we believe that the filing requirements set forth in Section 16(a) of the Exchange Act were satisfied by the reporting persons during the 2024 fiscal year without exception.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under SEC rules, beneficial ownership includes any shares of common stock which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Percentage of beneficial ownership is calculated based on 20,811,028 shares of our common stock outstanding as of March 17, 2025.

In calculating the number of shares beneficially owned and the ownership percentage, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days after March 17, 2025, are deemed outstanding even if they have not actually been exercised. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Principal Shareholders

The following table contains common stock ownership information for persons known to us to beneficially own more than 5% of our common stock as of March 17, 2025.

Name and Address of Beneficial Owner	Aggregate Amount and Nature of Beneficial Ownership	Percent
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, Texas 78746	1,628,892(1)	7.83%
Employee Stock Ownership Plan Trust of Westfield Financial, Inc. 141 Elm Street Westfield, MA 01085	1,474,077(2)	7.08%
Renaissance Technologies, LLC 800 Third Avenue New York, NY 10022	1,201,517(3)	5.77%

(1)	Information is based on a Schedule 13G last filed with the SEC on February 9, 2024, by Dimensional Fund Advisors LP and its affiliates. As of December 29, 2023, Dimensional Fund Advisors LP reported being the beneficial owner of with sole dispositive power over 1,628,892 shares and sole voting power over 1,597,920 shares.

(2)	The number of shares listed as beneficially owned by the ESOP represents the number of shares of our common stock held by the plan trustee as of March 17, 2025. A total of 1,253,823 shares have been allocated to individual accounts established for participating employees and their beneficiaries, and 220,254 shares were held, unallocated, for allocation in future years. The ESOP, through the plan trustee (who is instructed by the ESOP Committee), has shared voting power and dispositive power over all unallocated shares held by the ESOP. The ESOP, acting through the plan trustee (who is instructed by the ESOP Committee), shares dispositive power over all allocated shares held in the ESOP with participating employees and their beneficiaries. Participating employees and their beneficiaries have the right to determine whether shares allocated to their respective accounts will be tendered in response to a tender offer but otherwise have no dispositive power. Any unallocated shares are generally required to be tendered by the plan trustee in the same proportion as the shares which have been allocated to the participants are directed to be tendered. In limited circumstances, ERISA may confer upon the plan trustee the power and duty to control the voting and tendering of shares allocated to the accounts of participating employees and beneficiaries who fail to exercise their voting and/or tender rights. The ESOP disclaims voting power with respect to such allocated shares.

(3)	Information is based on a Schedule 13G last filed with the SEC on February 13, 2024, by Renaissance Technologies, LLC, and Renaissance Technologies Holdings Corporation. As of December 29, 2023, Renaissance Technologies, LLC, reported being the beneficial owner of 1,201,517 shares with sole dispositive power over 1,201,517 shares and sole voting power over 1,201,517 shares.

Security Ownership of Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 17, 2025, by each director, each NEO and all our directors and executive officers as a group. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock listed next to his or her name.

Name of Beneficial Owner	Position with the Company	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding(1)
Laura Benoit(2)	Director	42,999	*
Donna J. Damon(3)	Director	61,916	*
Gary G. Fitzgerald(4)	Director	28,481	*
William D. Masse(5)	Director	62,786	*
Lisa G. McMahon(6)	Director	51,668	*
Paul C. Picknelly(7)	Director	103,220	*
Steven G. Richter(8)	Director	67,864	*
Philip R. Smith(9)	Director	52,108	*
James C. Hagan(10)	President, Chief Executive Officer and Director	308,785	1.48%
Allen J. Miles, III(11)	Executive Vice President and Chief Lending Officer	98,081	*
Guida R. Sajdak(12)	Executive Vice President and Chief Financial Officer	79,136	*
All Non-Employee Directors All Executive Officers and Directors as a Group (18 Persons)(13)		471,042 1,273,440	2.26% 6.12%

*	Less than 1% of the total outstanding shares of common stock.
(1)	Based on a total of 20,811,028 shares of our common stock outstanding as of March 17, 2025.
(2)	Consists of: a) 42,999 shares as to which Ms. Benoit holds jointly with her spouse and has shared voting and investment power.
(3)	Consists of: 31,513 shares as to which Ms. Damon holds jointly with her spouse and has shared voting and investment power; and b) 30,403 shares as to which Ms. Damon has sole voting and investment power.
(4)	Consists of: 28,481 shares as to which Mr. Fitzgerald holds jointly with his spouse and has shared voting and investment power.
(5)	Consists of: 62,786 shares to which Mr. Masse has sole voting and investment power.
(6)	Consists of: a) 48,459 shares as to which Ms. McMahon holds jointly with her spouse and has shared voting and investment power; and b) 3,209 shares as to which Ms. McMahon has sole voting and investment power.
(7)	Consists of: 103,220 shares of restricted stock as to which Mr. Picknelly has sole voting and investment power.
(8)	Consists of: a) 59 shares that are held by Mr. Richter’s spouse as to which he has no voting or investment power; b) 53,916 shares as to which Mr. Richter has sole voting and investment power; and c) 13,889 shares held in an IRA for Mr. Richter’s benefit as to which he has sole voting and investment powers.
(9)	Consists of: a) 12,381 shares as to which Mr. Smith has sole voting and investment power; and b) 39,727 shares as to which are held in a 401(k) Plan for Mr. Smith’s benefit as to which he has sole voting power but no investment power.
(10)	Consists of: a) 30,155 unvested shares of restricted stock as to which Mr. Hagan has sole voting power; b) 219,268 shares as to which Mr. Hagan has sole voting and investment power; c) 47,155 shares held by the ESOP for his account as to which he has shared voting powers; and d) 12,207 shares held by our 401(k) Plan as to which he has shared voting and sole investment powers.
(11)	Consists of: a) 11,027 unvested shares of restricted stock as to which Mr. Miles has sole voting power; b) 28,438 shares as to which Mr. Miles has sole voting and investment power; c) 36,587 shares held by the ESOP for his account as to which he has shared voting powers; and d) 22,029 shares held by our 401(k) Plan as to which he has shared voting and sole investment powers.
(12)	Consists of: a) 9,851 unvested shares of restricted stock as to which Mrs. Sajdak has sole voting power; b) 38,864 shares held jointly with spouse in trust for which Mrs. Sajdak has shared voting and investment power; c) 11,641 shares held by the ESOP for her account as to which she has shared voting power; d) 18,295 shares held by our 401(k) Plan as to which she has shared voting and sole investment powers; and e) 485 shares held by Mrs. Sajdak’s spouse in custody for their son for which Mrs. Sajdak has no voting or investment powers.
(13)	The figures shown for each of the executive officers named in the table do not include 220,254 shares held in trust pursuant to the ESOP that have not been allocated as of March 17, 2025, to any individual’s account. The figure shown for total ownership includes all stock ownership for the Company’s seven (7) remaining Section 16 filers who consist of the members of Senior Management who are not named executives.

PROPOSAL 2

NON-BINDING ADVISORY RESOLUTION ON THE COMPENSATION

OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to provide our shareholders an opportunity to vote to approve, on a non-binding, advisory basis, the compensation of NEOs as disclosed in this Proxy Statement. This vote does not address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices, as disclosed in this Proxy Statement.

Vote Required

The approval of the non-binding advisory resolution on the compensation of our NEOs will require “FOR” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal. Abstentions are not counted as votes cast and they will have no effect on the vote. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner. Therefore, broker non-votes will have no effect on the vote for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THIS PROPOSAL.

General

The compensation of our NEOs is disclosed in the Compensation Discussion and Analysis section of this Proxy Statement, the Summary Compensation Table and the other related tables and narrative disclosure contained elsewhere in this Proxy Statement. As discussed in those disclosures, the Board believes that our executive compensation philosophy, policies and practices provide a strong link between each NEO’s compensation and our short- and long-term performance. The objective of our executive compensation program is to provide compensation which is competitive based on our performance and aligned with the long-term interests of our shareholders.

We are asking our shareholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal will be presented at the Annual Meeting as a resolution in substantially the following form:

RESOLVED, on an advisory basis, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section of this Proxy Statement, compensation tables and narrative discussion, is hereby APPROVED.

Your vote on this Proposal 2 is advisory, and therefore not binding on us, the Compensation Committee or the Board. Your advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to align our executive compensation with the best interests of the Company and our shareholders.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Wolf & Company to act as our independent registered public accounting firm and to audit our financial statements for the fiscal year ending December 31, 2025. This appointment will continue at the pleasure of the Audit Committee and is presented to the shareholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by our shareholders, the Audit Committee will consider that fact when it selects our independent registered public accounting firm for the following fiscal year.

Representatives of Wolf & Company are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Vote Required

The ratification of Wolf & Company, as our independent registered public accounting firm for the fiscal year ending December 31, 2025, will require “FOR” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF WOLF & COMPANY, AS
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR
ENDING DECEMBER 31, 2025.

Independent Registered Public Accounting Firm Fees and Services

During the fiscal years ended December 31, 2024 and 2023, respectively, we retained and paid Wolf & Company to provide audit and other services as follows:

	2024 ($)	2023 ($)
Audit Fees(1)	376,700	369,000
Audit-Related Fees(2)	45,500	58,000
Tax Fees(3)	57,500	52,000
Total	479,700	479,000

(1)	Includes audit fees for the consolidated financial statement audit of the Company, the audit of internal control over financial reporting, quarterly reviews, consents and estimated out-of-pocket costs;

(2)	Fees for benefit plan audits;

(3)	Consists of tax return preparation and tax-related compliance services.

PROPOSAL 4

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF

THE COMPANY’S 2021 OMNIBUS INCENTIVE PLAN

We are asking our shareholders to consider and vote upon a proposal to approve the amendment and restatement of the Company’s 2021 Omnibus Incentive Plan (the “2021 Plan”).

Upon the recommendation of the Compensation Committee, the Board adopted the amended and restated version of the 2021 Plan (the “Amended and Restated Plan”) on January 28, 2025, subject to approval by the Company’s shareholders at the Annual Meeting. The Board believes that approval of the Amended and Restated Plan is in the best interests of the Company and its shareholders.

The Board has proposed approval of the Amended and Restated Plan by shareholders as a means to increase the number of shares currently available for issuance under the 2021 Plan by 1,000,000 shares, to allow for continued use of equity incentives. If the shareholders approve the Amended and Restated Plan, it will continue as the amended and restated version of the 2021 Plan. If the shareholders do not approve the Amended and Restated Plan, compensatory equity-based grants to employees, officers, directors, consultants, and advisers of the Company, the Bank, and their affiliates will continue to be made under the current 2021 Plan to the extent shares of the common stock are available for issuance thereunder. As of March 17, 2025, approximately 5,379 shares of common stock remained available for future grants under the 2021 Plan. The Board believes that, if the Amended and Restated Plan is not approved, our ability to align the interests of key persons with shareholders through equity-based compensation would be compromised, disrupting our compensation program and impairing our ability to recruit, retain, and reward key people or requiring us to shift our compensation plan to include more cash compensation.

Vote Required

The approval of the Amended and Restated Plan will require “For” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal. Abstentions are not counted as votes cast and they will have no effect on the vote. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner. Therefore, broker non-votes will have no effect on the vote for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2021 OMNIBUS INCENTIVE PLAN

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2024.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by shareholders	—	—	123,587
Equity compensation plans not approved by shareholders	—	—	—
Total	—	—	123,587

Notable Features of the Amended and Restated Plan

As described in more detail below, certain notable features of the Amended and Restated Plan include:

●	granting of options only at a per share exercise price at least equal to the fair market value of a share of the common stock on the grant date;

●	granting of options with a ten-year maximum term;

●	no repricing of options without prior shareholder approval;

●	no liberal share recycling; and

●	no reload or “evergreen” share replenishment features.

Purpose of the Amended and Restated Plan

The Amended and Restated Plan is intended to provide eligible individuals with an incentive to contribute to the success of the Company and to operate and manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability and that will benefit its shareholders and other important stakeholders. In addition, the Amended and Restated Plan is intended to provide a means of recruiting, rewarding, and retaining employees, officers, directors, consultants, and advisers.

Key Metrics

Overhang. “Overhang” is a measure of potential dilution which we define as the sum of (i) the total number of shares underlying all equity awards outstanding and (ii) the total number of shares available for future award grants, divided by (iii) the number of shares of common stock outstanding.

On March 17, 2025, the Company had an aggregate of 20,811,028 shares of common stock outstanding and a total of approximately 5,379 shares of common stock reserved for issuance and available for future grants under the 2021 Plan. As of March 17, 2025, under the 2021 Plan, there were (i) approximately 341,480 restricted stock awards outstanding, of which approximately 139,060 were subject solely to time-based vesting and which approximately 202,420 were subject solely to performance-based vesting.

If the one million (1,000,000) shares proposed to be authorized for grant under the Amended and Restated Plan are included in the calculation, our overhang on March 17, 2025, would have been 6.47%, as illustrated in the following table.

As of March 17, 2025
Total number of full value awards outstanding	341,480
Shares available for grant under the 2021 Plan	5,379
New share request under the Amended and Restated Plan	1,000,000
Total dilutive shares with the Amended and Restated Plan	1,346,859
Total shares of common stock outstanding as of March 17, 2025	20,811,028
Potential Overhang of the Amended and Restated Plan	6.47%

Burn Rate. “Burn Rate” measures how quickly we use shares and is calculated by dividing (x) the number of shares subject to equity awards granted during the applicable fiscal year by (y) the weighted average number of shares of our common stock outstanding during the applicable fiscal year.

The following table provides information regarding the grant of equity awards, inclusive of equity awards granted in connection with the 2021 Plan and equity awards granted in connection with individual inducement awards, in each case granted over the past three completed fiscal years and which we considered in setting the number of shares available for issuance under the Amended and Restated Plan:

	2024	2023	2022	Total	Three-Year Average	Estimated Duration in Years
Restricted Stock Granted:
Time-Based Shares Granted(1)	94,667	78,697	77,463	250,827	83,609
Performance-Based Shares Granted(2)	73,211	60,499	59,688	193,398	64,466
Total Granted	167,878	139,196	137,151	444,225	148,075	6.79

Weighted Average Common Shares Outstanding	20,899,573	21,535,888	21,879,657		21,438,373
Burn Rate	0.80%	0.65%	0.63%		0.69%

(1)	The Time-Based Restricted Shares Granted includes the annual director equity retainer.

(2)	The Performance-Based Restricted Shares Granted Column assumes “Target” potential. If Performance-Based Restricted Shares Granted assumed “Stretch” potential, the three year average burn rate would be 0.84%.

Description of the Amended and Restated Plan

A summary of the material terms of the Amended and Restated Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the Amended and Restated Plan, which is attached as Appendix A to this Proxy Statement and incorporated by reference into this proposal. We encourage shareholders to read and refer to the complete plan document in Appendix A for a more complete description of the Amended and Restated Plan.

Effective Date and Term

The Amended and Restated Plan will become effective on the date of the Annual Meeting, subject to the receipt of shareholder approval of this proposal at the Annual Meeting, and will expire automatically on the day before the tenth (10th) anniversary of the effective date of the Plan’s amendment and restatement, unless earlier terminated by the Board or in accordance with the terms of the Amended and Restated Plan. No awards may be granted after the termination of the Amended and Restated Plan, and upon such termination of the Amended and Restated Plan, all then-outstanding awards shall continue to have full force and effect in accordance with the provisions of the terminated Amended and Restated Plan and the applicable award agreement (or other documents evidencing such awards).

Administration of the Amended and Restated Plan

The Amended and Restated Plan is administered by the Compensation Committee. Each member of the Compensation Committee that administers the Amended and Restated Plan is both a “non-employee director” as defined in Rule 16b-3 of the Exchange Act and an independent director, in accordance with the rules of any stock exchange or securities market on which the common stock is listed or publicly traded.

The Compensation Committee will have full power and authority to interpret and construe all provisions of the Amended and Restated Plan, any award, and any award agreement and take all actions and to make all determinations required or provided for under the Amended and Restated Plan, any award, and any award agreement, including the authority to:

●	designate grantees of awards;

●	determine the type or types of awards to be made to a grantee;

●	determine the number of shares of our common stock subject to an award or to which an award relates;

●	establish the terms and conditions of each award;

●	prescribe the form of each award agreement;

●	subject to limitations in the Amended and Restated Plan (including the prohibition on repricing of options without shareholder approval), amend, modify, or supplement the terms of any outstanding award; and

●	make substitute awards.

The Board will also be authorized to appoint one or more committees of the Board consisting of one or more directors of the Company who need not meet the independence requirements above for certain limited purposes permitted by the Amended and Restated Plan, and to the extent permitted by applicable law, the Compensation Committee will be authorized to delegate authority to an officer of the Company for certain limited purposes permitted by the Amended and Restated Plan. The Board will retain the authority under the Amended and Restated Plan to exercise any or all of the powers and authorities related to the administration and implementation of the Amended and Restated Plan.

The Compensation Committee may amend, suspend, or terminate the Amended and Restated Plan at any time; provided that with respect to awards that are granted under the Amended and Restated Plan, no amendment, suspension, or termination may materially impair the rights of the grantee without such grantee’s consent. The Company’s shareholders must approve any amendment if such approval is required by the Board or applicable law.

Eligibility

All employees of the Company, the Bank, and their affiliates are eligible to receive awards under the Amended and Restated Plan. As of the date of this Proxy Statement, the Company, the Bank, and their affiliates employed approximately 22 individuals who may become eligible to receive an award under the Amended and Restated Plan (including our three (3) named executive officers). In addition, (i) non-employee directors and (ii) consultants and advisers who are natural persons, who provide bona fide services for the Company, the Bank, or their affiliates, and whose services are not in connection with the Company’s offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s capital stock may also receive awards under the Amended and Restated Plan. As of the date of this Proxy Statement, there are eight (8) non-employee directors who may become eligible to receive an award under the Amended and Restated Plan.

Awards

Awards under the Amended and Restated Plan may be made in the form of stock options, restricted stock, stock units (including deferred stock units), unrestricted stock, dividend equivalent rights, other equity-based awards, and cash bonus awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance conditions in accordance with the terms hereof. Stock options granted under the Amended and Restated Plan may be non-qualified stock options or incentive stock options, except that stock options granted to non-employee directors and any consultants or advisers will in all cases be non-qualified stock options.

Stock Authorization

By approving the Amended and Restated Plan, the Company’s shareholders would be approving the addition of one million (1,000,000) shares to the existing share limit under the 2021 Plan. The maximum number of shares of common stock that may be issued under the Amended and Restated Plan is the sum of (i) the seven hundred thousand (700,000) shares previously approved by shareholders when they approved the 2021 Plan (of which 5,379 shares of common stock remain available for issuance as of March 17, 2025) plus (ii) upon approval of the Amended and Restated Plan by the Company’s shareholders, one million (1,000,000) shares. In connection with stock splits, distributions, recapitalizations, and certain other events, the Compensation Committee will make proportionate adjustments that it deems appropriate in the aggregate number of shares of common stock or other securities that may be issued under the Amended and Restated Plan and the number and kinds of shares subject to outstanding awards. If any awards terminate, expire, or are canceled, forfeited, exchanged, or surrendered without having been exercised or paid or if any awards are forfeited or expire or otherwise terminate without the delivery of any shares of common stock, the shares of common stock subject to such awards will again be available for issuance for purposes of the Amended and Restated Plan. However, the number of shares of common stock available for issuance under the Amended and Restated Plan will not be increased by the number of shares of common stock (i) tendered, withheld, or subject to an award surrendered in connection with the purchase of shares of common stock upon exercise of a stock option, (ii) deducted or delivered from payment of an award in connection with the Company’s tax withholding obligations, or (iii) purchased by the Company with the proceeds from stock option exercises.

The maximum number of shares of common stock subject to stock options that can be issued under the Amended and Restated Plan to any person is one hundred fifty thousand (150,000) shares in any single calendar year. The maximum number of shares of common stock that can be issued under the Amended and Restated Plan to any person pursuant to an award other than a stock option is one hundred fifty thousand (150,000) shares in any single calendar year. The maximum amount that may be paid as a cash-denominated performance-based award (whether or not cash-settled) for a performance period of twelve (12) months or less to any person eligible for an award is one million dollars ($1,000,000.00), and the maximum amount that may be paid as a cash-denominated performance-based award (whether or not cash-settled) for a performance period of greater than twelve (12) months to any person eligible for an award is one million dollars ($1,000,000.00).

Share Usage

Shares of common stock that are subject to awards will be counted against the Amended and Restated Plan share limit as one share of common stock for every one share of common stock subject to the award. An award that, by its terms, cannot be settled in shares of common stock will not count against the share limits of the Amended and Restated Plan.

Fair Market Value Determination

For so long as the common stock remains listed on NASDAQ (or any other established securities exchange), the fair market value of a share of common stock will be the closing price for a share as reported on such exchange for such date. If there is no reported closing price on such date, the fair market value of a share of common stock will be the closing price of a share of common stock on the next preceding date on which any sale of common stock was reported.

On March 17, 2025, the closing price of our common stock as reported on NASDAQ was $9.05 per share. If the common stock is not listed on an established securities exchange, the Compensation Committee will determine the fair market value by the reasonable application of a reasonable valuation method, in a manner consistent with Section 409A of the Code.

Stock Options

The Amended and Restated Plan authorizes the Compensation Committee to grant incentive stock options (under Section 422 of the Code) and stock options that do not qualify as incentive stock options (that is, non-qualified stock options). Incentive stock options, however, are only available to employees of the Company, the Bank, and their affiliates. The exercise price of each stock option will be determined by the Compensation Committee, provided that the price cannot be less than 100% of the fair market value of a share of common stock on the date on which the stock option is granted. If the Company grants incentive stock options to any 10% shareholder, the exercise price may not be less than 110% of the fair market value of a share of our common stock on the date on which the stock option is granted.

To the extent that the aggregate fair market value of shares of common stock determined on the date of grant with respect to which incentive stock options are exercisable for the first time during any calendar year exceeds $100,000, and to the extent such option fulfills all other requirements under Section 422 of the Code, the stock option will be treated as a non-qualified stock option.

The term of a stock option cannot exceed ten (10) years from the date of grant. If the Company grants incentive stock options to any 10% shareholder, the term shall terminate and all rights to purchase shares of stock thereunder shall cease on the day before the fifth (5th) anniversary of the date of grant. The Compensation Committee determines at what time or times each stock option may be exercised and the period of time, if any, after retirement, death, disability, or termination of employment during which stock options may be exercised. Stock options may be made exercisable in installments. The exercisability of stock options may be accelerated by the Compensation Committee.

Awards of stock options are nontransferable, except (i) for transfers by will or the laws of descent and distribution or (ii) if authorized in the applicable award agreement, for transfers of non-qualified stock options, not for value, to family members pursuant to the terms and conditions of the Amended and Restated Plan.

Restricted Stock and Stock Units

The Amended and Restated Plan authorizes the Compensation Committee to grant shares of restricted stock and stock units. Subject to the provisions of the Amended and Restated Plan, the Compensation Committee will determine the terms and conditions of each grant of shares of restricted stock and stock units, including the restricted period for all or a portion of the award, the restrictions applicable to the award, and the purchase price, if any, for the common stock subject to the award. Unless otherwise determined by the Compensation Committee, grantees of shares of restricted stock will have the right during the restricted period to exercise full voting rights with respect to those shares and the right to receive any dividends declared or paid with respect to the shares. Grantees of stock units will have no voting or dividend rights or other rights associated with ownership of our common stock, although the Compensation Committee may award cash payments equal to the per share dividend paid in respect of the underlying shares on such units. The restrictions and the restricted period may differ with respect to each grantee. An award of restricted stock or stock units will be subject to forfeiture if events specified by the Compensation Committee occur before the lapse of the restrictions. Awards of restricted stock and stock units are generally nontransferable during the restricted period or before satisfaction of any other restrictions applicable to the awards.

Dividend Equivalent Rights

The Amended and Restated Plan authorizes the Compensation Committee to grant dividend equivalent rights. Dividend equivalent rights may be paid currently, accrued as contingent cash obligations, or deemed reinvested in additional shares of common stock and may be payable in cash, shares of common stock, or a combination of the two. The Compensation Committee will determine the terms of any dividend equivalents. No dividend equivalent rights may be granted in tandem with a stock option.

Other Equity-Based Awards

The Amended and Restated Plan authorizes the Compensation Committee to grant other types of stock-based awards under the Amended and Restated Plan. Other equity-based awards are payable in cash, shares of common stock or other equity, or a combination thereof, and may be restricted or unrestricted, as determined by the Compensation Committee. The terms and conditions that apply to other equity-based awards are determined by the Compensation Committee.

Forms of Payment

The exercise price for any stock option or the purchase price for shares of restricted stock is generally payable (i) in cash or cash equivalents, (ii) to the extent the award agreement provides, by the surrender of shares of common stock (or attestation of ownership of such shares) with an aggregate fair market value equal to the exercise or purchase price, (iii) with respect to a stock option only, to the extent the award agreement provides, by payment through a broker in accordance with procedures established by the Company, or (iv) to the extent the applicable award agreement provides and/or unless otherwise specified in an award agreement, any other form permissible by applicable laws, including net exercise and service to the Company, the Bank, or their affiliates.

Recoupment

The Company may cancel any award granted pursuant to the Amended and Restated Plan, require reimbursement of any award by a grantee, and effect any other right of recoupment of equity or other compensation provided under the Amended and Restated Plan in accordance with any clawback or recoupment right the Company, the Bank, or their affiliates may have or to the extent any law, rule, or regulation imposes mandatory recoupment. Additionally, a grantee may be required to repay to the Company previously paid compensation, whether provided pursuant to the Amended and Restated Plan or an award agreement, in accordance with a clawback policy. By accepting the award, the grantee is agreeing to be bound by the clawback policy, as such term is defined in the Amended and Restated Plan, as in effect or as it may be adopted and/or modified from time to time by the Company in its discretion.

No Repricing

Except in connection with certain corporate transactions, no amendment or modification may be made to an outstanding stock option, including by replacement with or substitution of another award type, that would reduce the exercise price of the stock option or would replace any stock option with an exercise price above the current market price with cash or another security, in each case without the approval of our shareholders (although appropriate adjustments may be made to outstanding stock options to achieve compliance with applicable law, including the Code).

Change in Control

If the Company experiences a change in control in which outstanding awards that are not exercised prior to the change in control will not be assumed or continued by the surviving entity: (i) except for performance-based awards, all shares of restricted stock, stock units, and dividend equivalent rights will vest and the underlying shares of common stock or cash will be delivered immediately before the change in control; and (ii) at the discretion of the Compensation Committee, either or both of the following actions will be taken: (A) all stock options will become exercisable fifteen (15) days before the change in control and if unexercised will terminate upon the completion of the change in control, or (B) all stock options, restricted stock, stock units, and dividend equivalent rights will be cancelled in exchange for a payment in cash or securities having a value equal to the value of the award, determined by the price per share paid to holders of shares of common stock pursuant to the change in control (less the option exercise price, if applicable). In the case of performance-based awards, the awards will be treated as though target performance has been achieved and will be paid in cash or converted into unrestricted stock. Other equity-based awards will be governed by the terms of the applicable award agreement. In general, a change in control under the Amended and Restated Plan occurs upon:

●	The consummation of a reorganization, merger, or consolidation of the Company, respectively, with one or more other persons, other than a transaction following which at least 51% of either the equity ownership interests of the resulting entity or the securities entitled to vote generally in the election of directors of the resulting entity resulting are beneficially owned in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned at least 51% of such equity ownership interests of the Company or securities entitled to vote generally in the election of directors of the Company;

●	The acquisition of all or substantially all of the assets of the Company or beneficial ownership of 25% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the shareholders of the Company of any transaction which would result in such an acquisition;

●	A complete liquidation or dissolution of the Company;

●	The occurrence of any event if, immediately following such event, at least 50% of the members of the Board (i) were not members of the Board on the Amended and Restated Plan’s effective date or (ii) are not individuals who first became members of the Board after the Amended and Restated Plan’s effective date either: (A) upon election by affirmative vote of three-quarters (3/4) of the members of the Board in office at the time of such first election or (B) upon election by the shareholders of the Company, but only if nominated for election by affirmative vote of three-quarters (3/4) of the members of the Board in office at the time of such first nomination; or

●	Any event which would be described in the bullets above if the term “Bank” were substituted for the term “Company” therein.

Adjustments for Stock Splits and Similar Events

The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares of common stock available for issuance under the Amended and Restated Plan, including the individual limitations on awards, to reflect stock splits and other similar events.

Federal Income Tax Consequences

The federal income tax consequences of awards under the Amended and Restated Plan for grantees and the Company will depend on the type of award granted. The following description of tax consequences is intended only for the general information of shareholders. A grantee of an award under the Amended and Restated Plan should not rely on this description and instead should consult his or her own tax advisor.

Incentive Stock Options

The grant of an incentive stock option will not be a taxable event for the grantee or the Company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain or loss realized upon a disposition of shares of common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain or loss if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). The Company will not be entitled to a business expense deduction with respect to an incentive stock option, except as discussed below.

For the exercise of an incentive stock option to qualify for the foregoing tax treatment, the grantee generally must be an employee of the Company, the Bank, or one of their direct corporate subsidiaries from the date the incentive stock option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the shares of common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option’s exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. Subject to the limitations of Section 162(m) of the Code and to applicable reporting requirements, the Company will be allowed a business expense deduction to the extent the grantee recognizes ordinary income.

Non-Qualified Stock Options

The grant of a non-qualified stock option will not be a taxable event for the grantee or the Company. Upon exercising a non-qualified stock option, a grantee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock purchased on the date of exercise over the exercise price of the option with respect to such purchased shares. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified stock option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised). Capital gain or loss will be long-term if the grantee has held the shares for more than one year. Otherwise, the capital gain or loss will be short-term.

Subject to the limitations of Section 162(m) of the Code and to applicable reporting requirements, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of common stock will be the fair market value of the shares of common stock on the date the nonqualified option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

In the event a grantee transfers a non-qualified stock option to his or her ex-spouse incident to the grantee’s divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such non-qualified stock option by the ex-spouse, the ex-spouse will recognize taxable income at the time of exercise in an amount equal to the excess of the fair market value of the shares of common stock purchased on the date of exercise over the exercise price of the option with respect to such purchased shares. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at that time.

Restricted Stock

The grant of shares of restricted stock will not be a taxable event for the grantee, provided that the shares of common stock are subject to restrictions (that is, the shares of restricted stock are nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Code to recognize compensation income in the year of the grant in an amount equal to the fair market value of the common stock on the date of the grant (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse, and dividends paid while the common stock is subject to restrictions will be subject to withholding taxes. Subject to the limitations of Section 162(m) of the Code and to applicable reporting requirements, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Stock Units

The grant of stock units (including deferred stock units) will not be a taxable event for the grantee or the Company. A grantee who receives stock units will recognize ordinary income in an amount equal to the fair market value of the shares issued, or in the case of a cash-settled award, the amount of the cash payment made, to such grantee at the end of the restriction period or, if later, the payment date. Subject to the limitations of Section 162(m) of the Code and to applicable reporting requirements, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Unrestricted Stock

The grant of unrestricted stock is a taxable event for the grantee. A grantee who receives shares of unrestricted stock will recognize ordinary income on the grant date in an amount equal to the fair market value of the shares issued, reduced by the amount, if any, paid for such shares. Subject to the limitations of Section 162(m) of the Code and to applicable reporting requirements, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Upon a subsequent sale or exchange of shares of unrestricted stock, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of our common stock (generally, the amount paid for the shares plus the amount treated as ordinary income on the grant date). Capital gain or loss will be long-term if the grantee has held the shares for more than one year. Otherwise, the capital gain or loss will be short-term.

Dividend Equivalent Rights

The grant of dividend equivalent rights will not be a taxable event for the grantee or the Company. A grantee who receives dividend equivalent rights will recognize ordinary income on the date of payment in the amount distributed to the grantee pursuant to the award. Subject to the limitations of Section 162(m) of the Code and to applicable reporting requirements, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Cash Awards

The grant of a cash award will not be a taxable event for the grantee or the Company. A grantee who receives a cash award will recognize ordinary income on the date of payment in the amount distributed to the grantee pursuant to the award. Subject to the limitations of Section 162(m) of the Code and to applicable reporting requirements, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Section 280G of the Code

To the extent payments which are contingent on a change in control are determined to exceed certain limitations, such payments may be subject to a 20% excise tax, and the Company’s deduction with respect to the associated compensation expense may be disallowed in whole or in part. The Amended and Restated Plan includes a Section 280G “best after tax” provision, meaning, if any of the payments under the Amended and Restated Plan or otherwise would constitute parachute payments within the meaning of Section 280G of the Code and would be subject to the excise tax imposed under Section 4999 of the Code, the payments will be reduced by the amount required to avoid the excise tax if such a reduction would give the grantee a better after-tax result than if the grantee received the payments in full.

New Plan Benefits

No awards under the Amended and Restated Plan have been granted or will be granted unless and until the Amended and Restated Plan is approved by the shareholders at the Annual Meeting. Grants of awards under the Amended and Restated Plan will be in the discretion of the Compensation Committee. Accordingly, it is not possible as of the date of this Proxy Statement to determine the nature or amount of any awards under the Amended and Restated Plan that may be subject to future grants to employees, officers, directors, consultants, and advisers of the Company, the Bank, and their affiliates. Therefore, no new plan benefits table can be provided at this time. For more information on the awards granted under the 2021 Plan to our named executive officers in 2024, see the section entitled “Long-Term Incentive Plan Awards for 2024-2026 Performance Period” on page 41. For more information on the awards granted under the 2021 Plan to our directors in 2024, see the section entitled “Director Compensation” beginning on page 53.

Registration with the SEC

If the Amended and Restated Plan is approved by the shareholders, we intend to file a Registration Statement on Form S-8 relating to the Amended and Restated Plan with the SEC pursuant to the Securities Act as soon as is practicable after such approval.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Proxy Statements and Annual Reports with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. If you participate in householding but wish to receive a separate copy of the Proxy Statement or our Annual Report for the year ended December 31, 2024, please notify us at:

Theresa C. Szlosek, Corporate Secretary

Western New England Bancorp, Inc.

141 Elm Street

Westfield, Massachusetts, 01085

413-564-2674

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single Proxy Statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker and we will promptly deliver a separate copy of the Proxy Statement and Annual Report following written or oral request. Shareholders who currently receive multiple copies of the Proxy Statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in their own discretion.

By Order of the Board of Directors,

Theresa C. Szlosek
Corporate Secretary

Westfield, Massachusetts

April 4, 2025

PROXY

WESTERN NEW ENGLAND BANCORP, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 14, 2025

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The undersigned hereby constitutes and appoints John E. Bonini and Guida R. Sajdak and each of them, as proxies with full power of substitution, to represent and vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Annual Meeting”) of Western New England Bancorp, Inc. (the “Company”) in such manner as they, or any of them, may determine on any matters which may properly come before the Annual Meeting or any adjournments thereof and to vote on the matters set forth on the reverse side as directed by the undersigned. The Annual Meeting will be held at the Sheraton Springfield Monarch Place Hotel, One Monarch Place, Springfield, MA 01144 on May 14, 2025, at 10:00 a.m., and at any and all adjournments thereof. The undersigned hereby revokes any proxies previously given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL OF THE NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2, 3 AND 4.

(Continued and to be marked, dated and signed on the reverse side)

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held May 14, 2025

The Proxy Statement/Prospectus and our 2024 Annual Report to
Shareholders are available at: http://web.viewproxy.com/WNEB/2025

Please mark votes as in this example ☐

The Board of Directors recommends a vote “FOR” all the nominees listed under Proposal 1, and “FOR” proposals 2, 3 and 4.
PROXY PROPOSALS:

Proposal 1: Election of the following directors for a three-year term expiring at the 2028 annual meeting of shareholders:

	For	Withhold
01 Gary G. Fitzgerald	☐	☐
02 Paul C. Picknelly	☐	☐

Proposal 2: Consideration and approval of a non-binding advisory resolution on the compensation of the Company’s named executive officers.

☐ For ☐  Against ☐  Abstain

Proposal 3: Ratification of the appointment of Wolf & Company, P.C., as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

☐ For ☐ Against ☐ Abstain

Proposal 4: Consideration and approval of the amendment and restatement of the Company’s 2021 Omnibus Incentive Plan.

☐ For ☐ Against ☐ Abstain

NOTE: Consideration of any other business properly brought before the Annual Meeting, and any adjournment or postponement thereof.

DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐	Please indicate if you plan to attend this meeting ☐

Date

Signature

Signature
(Joint Owners)

Note: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. If signing as a fiduciary or attorney, please give your exact title.

CONTROL NUMBER

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

As a shareholder of WESTERN NEW ENGLAND BANCORP, INC., you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 13, 2025.

For participants in the Western New England Bancorp 401(k) Plan, ESOP, or EIP this proxy, when properly executed, will be voted in the manner directed by the undersigned. If no direction is given, if the card is not signed, or if the card is not received prior to 11:59 p.m., Eastern Daylight Time, on May 7, 2025, the Plan’s Trustee will vote your shares held in the Plan in the same proportion as shares were voted by other Plan participants.

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet: Go to www.AALvote.com/WNEB Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Vote Your Proxy by Phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.